EXHIBIT 10.20
                                                  EXECUTION COPY


                    STOCK PURCHASE AGREEMENT


    THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made and entered into as of the 28th day of November, 1994 (the "Execution Date"), by and among Citizens Utilities Company, a Delaware corporation ("Buyer"), and ALLTEL Corporation, a Delaware corporation ("Seller").
                            RECITALS
    WHEREAS, Seller is the record and beneficial owner of all of the issued and outstanding shares of capital stock of Navajo Communications Co., Inc.
a New Mexico corporation (the "Company"); and
    WHEREAS, Seller desires to sell and deliver to Buyer, and Buyer desires to purchase and accept from Seller, the Shares (as defined below), upon the terms and conditions set forth in this Agreement; and
    NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:
                ARTICLE 1.  DEFINITIONS
    For purposes of this Agreement and any amendment hereto, the following terms are defined as set out below or in the Section referenced below:
    Additional Financial Statements is defined in Section 11.4.
    Adjusted Total Current Assets means the sum of the following accounts as reflected on the Company's Balance Sheet: (i) Telecommunications Accounts Receivable (item 2-Assets on the Company's Balance Sheet) less "Accounts Receivable Allowance" (item 3 - Assets on the Company's Balance Sheet) after adjusting "Accounts Receivable Allowance" to reflect an uncollectible percentage based upon the Company's actual uncollectible net write-off percentage for the calendar year immediately preceding the year in which the Closing occurs, (ii) Accounts Receivable - Other (item 5-Assets on the Company's Balance Sheet) less Accounts Receivable Allowance - Other (item 6 -
 Assets on the Company's Balance Sheet), (iii) Prepaid Expense (item 9-Assets on the Company's Balance Sheet), and (iv) Other Current Assets (item 10-Assets on the Company's Balance Sheet) to the extent such other current assets do not represent cash accounts.
    Adjusted Total Non-Current Assets means the sum of the following accounts as reflected on the Company's Balance Sheet: (i) Other Investments at Cost (item 15-Assets on the Company's Balance Sheet) to the extent such investments consist of RTB Stock which relates to REA Debt which is to remain outstanding immediately after the Effective Date, and which RTB Stock is owned by the Company immediately after the Effective Date, (ii) Unamortized Debt Expense (item 16-Assets on the Company's Balance Sheet) to the extent such debt expense relates to debt which is to remain outstanding immediately after the Effective Date, and (iii) Deferred Maintenance and Retirements (Item 17 - Assets on the Company's Balance Sheet).
    Adjusted Total Current And Non-Current Liabilities means the sum of the following accounts as reflected on the Company's Balance Sheet: (i) Current Maturities of Long Term Debt (item 1- Liabilities on the Company's Balance Sheet) to the extent such long term debt is to remain outstanding immediately after the Effective Date, (ii) Accounts Payable-Other (item 6-Liabilities on the Company's Balance Sheet), (iii) Advance Payments and Customer Deposits (item 7-Liabilities on the Company's Balance Sheet), (iv) Taxes Accrued - Other (item 9 - Liability on the Company's Balance Sheet), (v) Interest Accrued-Other (item 13-Liabilities on the Company's Balance Sheet) to the extent such interest relates to debt which is to remain outstanding immediately after the Effective Date, and (vi) that portion of Other Deferred Credits (item 25 - Liabilities on the Company's Balance Sheet) that relates to liabilities that are associated with the requirements of Financial Accounting Standard 106 attributable to the active Transferred Employees.
    Affiliate has the meaning given to that term in Rule 405 under the Securities Act of 1933, as amended.
    Agreement is defined in Section 17.7.
    The Business means the business of the Company; i.e., providing local exchange and exchange access telecommunications services and other related regulated and non-regulated activities, services and products associated with the Exchanges, including without limitation such unregulated activities, services and products of the Company conducted, offered or serviced by the Transferred Employees or provided or related to the Company's subscribers or customers served in or from the Exchanges (such unregulated activities, services and products (the "Unregulated Business") are considered an integral part of the Business for all purposes of this Agreement).
    Buyer's Closing Certificate is defined in Section 7.2.1.
    CERCLA means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.
    Casualty Notice is defined in Section 11.9.
    Casualty Termination Notice is defined in Section 11.9.
    Closing is defined in Section 8.1.
    Closing Date is defined in Section 8.1.
    Common Stock means the common stock of the Company par value $1.00. Company is defined in the recitals of this Agreement.
    Company Books and Records is defined in Section 2.2.3.
    Company's Balance Sheet means the balance sheet of the Company. Confidentiality Agreement means the Confidentiality Agreement dated
September 30, 1994 between ALLTEL Corporation and Citizens Utilities Company which is attached and incorporated into this Agreement as Schedule 1-1.
    Contracts is defined in Section 2.2.2.
    Damaged Property is defined in Section 11.9.
    Debtholder Consents is defined in Section 5.2(a).
    Direct Claim is defined in Section 13.4(b).
    Effective Date is defined in Section 8.1.
    Employee Plan Assets is defined in the Employee Transfer Agreement. Employee Transfer Agreement is defined in Section 12.1
    Employment Agreements is defined in Section 9.1.18.
    Environmental Liabilities means all liabilities, obligations (including obligations to respond to, investigate and remediate conditions caused by any Regulated Material), responsibilities, losses, damages (including punitive or treble damages), costs and expenses (including reasonable fees, disbursements and expenses of counsel, experts, consultants and expert witnesses), fines, penalties, interest or bonds, based upon any Environmental Requirements of any Governmental Authority, or as a consequence of (a) the release or threatened release of a Regulated Material in amounts that require response or remediation into the outdoor environment, (b) any circumstance or condition relating to the ownership or operation of the Property by any person or party or the conduct of the Business or any part thereof, that does not comply with Environmental Requirements, or (c) any claim, demand, notice, cause of action, directive, order, judgment, fine or penalty asserted or sought under or pursuant to any Environmental Requirements by an entity or person not a party to this Agreement, to the extent that the condition or circumstance or event giving rise to the claim, demand, notice, cause of action, directive, order, judgment, fine or penalty relates to the ownership or operation of the Property by any person or party or the conduct of the Business or any part thereof.
    Environmental Requirements means (i) any federal, state and local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, legal doctrine, order, judgment, decree, injunction, requirement or agreement with any Governmental Authority and all valid and enforceable guidance documents and policies thereof, relating to (x) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (y) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Regulated Material, and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Regulated Material in each case as now amended and as now or hereafter in effect. The term Environmental Requirements includes, without limitation, CERCLA, the Superfund Amendments and Reauthorization Act, the federal Water Pollution Control Act of 1972, the federal Clean Air Act, the federal Clean Water Act, the federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the federal Solid Waste Disposal Act, the federal Toxic Substances Control Act and the federal Insecticide, Fungicide and Rodenticide Act, each as now amended and as now or hereafter in effect.
    ERISA means the Employee Retirement Income Security Act of 1974, as
amended.
    ERISA Plans is defined in Section 9.1.18.
    Estimated Purchase Price is defined in Section 3.3(a).
    Evaluation Material is defined in the first paragraph of the Confidentiality Agreement.
    Exchanges is defined in Section 2.2.
    Excluded Books and Records means the general ledger and all books and records relating to (i) tax returns and tax records, (ii) the Excluded Property or (iii) the Retained Liabilities, (iv) employees of the Company that are not Transferred Employees, and (v) subject to Section 11.13, all Original Cost Documents that are not located in the Exchanges.
    Excluded Contracts means the contracts, leases and agreements listed or identified on Schedule 11.22.
    Excluded Property means the Excluded Books and Records, the trademarks, trade names, trade dress, logos, and any other intangible assets that use or incorporate the word "ALLTEL" and any other marks listed on Schedule 11.1.5, the Company's interest in any cellular telephone or personal communications services business, and, in each case, any applications or licenses granted with respect thereto, and the assets disposed, transferred or dividended by the Company pursuant to Section 11.22 and any assets excluded pursuant to Sections 11.9 and 14.1.7.
    Execution Date is defined in the preamble to this Agreement.
    Executive Officers of an entity means the president and any vice president of the entity in charge of a principal business unit, division or function.
    Existing Environmental Requirements means those applicable provisions of any Environmental Requirements that are both in effect and applicable to the Company, the Business or the Property on or prior to the Effective Date.
    FCC means the Federal Communications Commission.
    FCC Consents is defined in Section 5.4.
    FCC Licenses is defined in Section 2.2.4.
    Final Order means an action by the FCC, the PUC, or any other Governmental Authority, as to which: (a) no request for stay of the action by the FCC, the PUC, or such other Governmental Authority, as the case may be, is pending, no such stay is in effect, and if any time period for filing any request for such a stay is provided by statute or regulation, such time period has passed; (b) no petition, motion or application for rehearing, reconsideration, or review, of the action is pending before the FCC, the PUC, or such other Governmental Authority, as the case may be, and the time provided for filing any such petition, motion or application has passed; (c) the FCC, the PUC, or such other Governmental Authority, as the case may be, does not have the action under reconsideration on its own motion and the time in which such reconsideration is permitted has passed; and (d) no appeal to a court, of the FCC's, the PUC's or such other Government Authority's action, as the case may be, is pending or in effect, and the deadline for filing any such appeal has passed.
    Final Purchase Price is defined in Section 3.4.
    Financial Statements is defined in Section 9.1.11.
    GAAP means generally accepted accounting principles.
    Governmental Authority is defined in Section 9.1.3.
    HSR Act means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
    Indebtedness Releases or Terminations is defined in Section 5.2. Indemnifiable Losses is defined in Section 13.2(a).
    Indemnification Payment is defined in Section 13.2(a).
    Indemnifying Party is defined in Section 13.2(a).
    Indemnitee is defined in Section 13.2(a).
    Intellectual Property is defined in Section 11.1.1.
    IRC means the Internal Revenue Code of 1986, as amended.
    IRS  means  the  Internal  Revenue  Service.
    June 1994 Base Amount means the sum of (i) the amount of Net Telecommunications Plant as of June 30, 1994 and (ii) the amount of Materials and Supplies as of June 30, 1994
    Law is defined in Section 9.1.4.
    Leases means all real and personal property leases to which the Company is a party, or to which any Affiliate of the Company is a party and which are used in connection with the Business.
    Marks is defined in Section 11.1.5.
    Materials and Supplies means the amount set forth on the Company's Balance Sheet as of a date certain comprising the Company's Materials and Supplies (item 8 - Assets on the Company's Balance Sheet).
    Net Telecommunications Plant means the amount set forth on the Company's Balance Sheet as of a date certain comprising the sum of Telecommunications Plant In Service (item 22 - Assets on the Company's Balance Sheet, Plant Under Construction -- Short Term (item 23 - Assets on the Company's Balance Sheet), Plant Under Construction -- Long Term (item 24 - Assets on the Company's Balance Sheet), and Telecommunications Plant -- Other (item 25 - Assets on the Company's Balance Sheet), less Accumulated Depreciation and Amortization (item 27 - Assets on the Company's Balance Sheet).
    Original Cost Documents means all original cost documentation relating to the Telephone Plant.
    NECA means the National Exchange Carrier Association.
    Non-FCC Authorizations is defined in 2.2.6.
    PBGC means the Pension Benefit Guaranty Corporation.
    Permitted Exceptions is defined in Section 11.16.
    Plans is defined in Section 9.1.18.
    Press Release is defined in Section 17.2.
    PUC means the Public Service Commission of New Mexico, the Arizona Corporation Commission, and the Public Service Commission of Utah.
    Purchase Price is defined in Section 3. 1.
    Property is defined in Section 2.2.
    REA Debt means debt of the Company owed to the Rural Electrification Administration.
    Real Property is defined in Section 2.2. 1.
    Regulated Material means (i) any "hazardous substance" as defined in CERCLA, (ii) any petroleum or petroleum substance, and (iii) any other pollutant, waste, contaminant, or other substance regulated under Environmental Requirements or, as applicable, Existing Environmental Requirements.
    Regulatory Approvals is defined in Section 5. 1.
    Retained Liabilities is defined in Section 13.3(a).
    RTB Stock means stock of the Rural Telephone Bank.
    Seller's Closing Certificate is defined in Section 7. 1. 1.
    Shares means the 4,487,900 shares of the Common Stock owned by Seller. Tax Returns means a report, return or other information statement required to be supplied to a federal, state or local taxing Governmental Authority with respect to Taxes, including, where permitted or required, combined or consolidated returns for any group of entities that includes the Company.
    Tax(es) means any foreign, federal, state, provincial, county or local income, sales, use, transfer, excise, franchise, stamp duty, custom duty, real and personal property, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, severance, recording, ad valorem, gains, value-added, unemployment compensation, general corporate, profits, registration, unincorporated business, alternative, social security, estimated, add-on, minimum, privilege or withholding tax and any interest and penalties and additions to such taxes (civil or criminal) related thereto or to the nonpayment thereof.
    Telephone Plant is defined in Section 2.2. 1.
    Third Party Claim is defined in Section 13.4(a).
    Total Deferred Credits is the amount set forth on the Company's Balance Sheet as of a date certain comprising the sum of "Unamortized Investment Tax Credit" (Item 22 - Liabilities on the Company's Balance Sheet), "Non-Current Deferred Income Taxes" (Item 23 - Liabilities on the Company's Balance Sheet), "Regulatory Liabilities" (Item 24 - Liabilities on the Company's Balance Sheet), "Other Deferred Credits" (Item 25 - Liabilities on the Company's Balance Sheet), and "Donations of Telephone Plant" (Item 26 - Liabilities on the Company's Balance Sheet).
    Total Long-Term Debt is the amount set forth on the Company's Balance Sheet as of a date certain comprising the sum of "Long-Term Debt" (Item 17 -
 Liabilities on the Company's Balance Sheet), "Premium/Discount on Long-Term Debt" (Item 18 - Liabilities on the Company's Balance Sheet), and "Capital Lease Obligations" (Item 19 - Liabilities on the Company's Balance Sheet).
    Transferred Employee is defined in Article II.A of the Employee Transfer Agreement.
    Transition Services Agreement is defined in Section 10.1.
    Unregulated Business is defined in the definition of Business set forth in this Article 1.
          ARTICLE 2. PURCHASE AND SALE OF SHARES
    2.1  Purchase and Sale of Shares.  Subject to the terms and conditions of this Agreement, Seller agrees to sell and deliver to Buyer, and Buyer agrees to purchase and accept, as of the Effective Date, the Shares, free and clear of all security interests, liens, or encumbrances.
    2.2 Property. For purposes of this Agreement, the "Property" consists of the Telephone Plant, Contracts and Leases (to the extent permitted following compliance with Section 5.3), Company Books and Records, FCC Licenses, the Non-FCC Authorizations and other assets in effect or owned by the Company as of the Effective Date that are associated with (i) the telephone exchanges listed in Schedule 2.2(a) (the "Exchanges"), and (ii) the Unregulated Business described on Schedule 2.2(b).
    2.2.1 Telephone Plant. For purposes of this Agreement, "Telephone Plant" means the Real Property, machinery, equipment, vehicles and all other assets and properties used, or held for future use, in connection with the conduct of the Business, including, without limitation, all improvements, plants, systems, structures, construction work in progress, telephone cable (wherever located and whether in service or under construction), microwave facilities (including frequency spectrum assignments), telephone line facilities, telephones, machinery, furniture, fixtures, tools, implements, conduits, stations, substations, equipment (including, without limitation, central office equipment, subscribers' station equipment and other equipment in general), instruments, house-wiring connections and all other equipment of every nature and kind owned by the Company or in which the Company holds an interest (other than as a lessee) and used in connection with the Business. For purposes of this Agreement, "Real Property" means the real property owned by the Company and used in connection with the Business, including, without limitation, all land, buildings, structures, easements, rights of way, appurtenances, improvements or privileges located thereon and relating thereto. Without limiting the generality of the foregoing, the Telephone Plant includes the assets that would be properly included in the fixed asset accounts referenced in Part 32 of the FCC's Rules and Regulations (47 C.F.R. Part 32), as such accounts are reflected in Schedule 9.1.19.
    2.2.2 Contracts. For purposes of this Agreement, "Contracts" means all agreements that relate to the Business between the Company or any Affiliate of the Company and (i) the Company's subscribers or customers, or (ii) other entities or persons who are not Affiliates of the Company and have business relationships with the Company relating to the Business, except for the Excluded Contracts (some of which are specifically governed by other Sections in this Agreement or the Employee Transfer Agreement).
    2.2.3 Company Books and Records. For purposes of this Agreement, "Company Books and Records" means all of the Company's customer or subscriber lists and records, accounts and billing records (including a copy of the detailed general ledger and the summary trial balances, where available for the past two fiscal years), detailed continuing property record lists, plans, blueprints, specifications, designs, drawings, surveys, engineering reports, personnel records (where applicable), Original Cost Documents (where located in the Exchanges but excluding Excluded Books and Records) and all other documents, computer data and records (including records and files on computer disks or stored electronically) relating to the Business (excluding Excluded Books and Records), the Property and the Transferred Employees, except for the Excluded Books and Records.
    2.2.4 FCC Licenses. For purposes of this Agreement, "FCC Licenses" means all licenses, certificates, permits or other authorizations, including, without limitation, Section 214 authorizations where applicable, granted to the Company by the FCC.
    2.2.5  [INTENTIONALLY DELETED]
    2.2.6 Non-FCC Authorizations. For purposes of this Agreement, "Non-FCC Authorizations" means all licenses, certificates, permits, franchises, or other authorizations (other than FCC Licenses) granted to the Company by Governmental Authorities (including without limitation those that are listed or required to be listed on Schedule 9.1.17(c)).
                ARTICLE 3. PURCHASE PRICE
    3.1    Purchase Price.
        (a) In consideration of the sale of the Shares and the other undertakings of Seller in this Agreement, and subject to and in accordance with the other terms and conditions of this Agreement, on the Closing Date, Buyer will pay to Seller the sum of Fifty Four Million One Hundred One Thousand Dollars ($54,101,000.00), subject to adjustment as provided in
Section 3.2 (the "Purchase Price").
        (b) (i) On or before the Closing Date, Buyer shall deliver to Seller, in immediately available funds in U.S. Dollars, the Estimated Purchase Price. Such delivery shall be made by bank wire transfer to an account that Seller shall designate at least two (2) business days prior to the Effective Date.
            (ii) Buyer will use its best efforts to make the wire transfer of the Estimated Purchase Price by 12:00 noon (Eastern Time) on the Closing Date, provided that all conditions to Closing set forth in Article 7 have been satisfied, or waived by the appropriate party, before such time.
    3.2    Adjustments to Purchase Price.
        (a)    Adjustment Regarding Damaged Property.
            (1) If the provisions of Section 11.9(c)(i) are applicable, the Purchase Price will be decreased by the reasonable estimate of the cost to repair or replace the Damaged Property, as determined by the mutual agreement of Buyer and Seller.
            (2) If the provisions of Section 11.9(c)(ii) are applicable, the Purchase Price will be decreased by the reasonable estimate of the cost to replace the Damaged Property, as determined by the mutual agreement of Buyer and Seller.
        (b)    [INTENTIONALLY DELETED]
        (c) Adjustment Regarding June 1994 Base Amount. The Purchase Price shall be adjusted, plus or minus, as the case may be, in an amount equal to the amount by which the sum of Net Telecommunications Plant and Materials and Supplies as of the Effective Date exceeds or is less than the June 1994 Base Amount; provided, however, that in determining Net Telecommunications Plant and Material and Supplies as of the Effective Date, no effect will be given for: (i) any decrease thereof resulting from damage, loss or destruction of Damaged Property which is repaired or replaced by Seller or the Company or for which Seller or the Company makes a substitution, in accordance with Section 11.9(b); (ii) any increase thereof resulting from expenditures made by Seller or the Company in connection with any such repair, replacement or substitution of Damaged Property in accordance with Section 11.9(b); or (iii) any increase thereof resulting from Seller's expenditures pursuant to its obligations under Section 14.1.7(b) and
(c) except for the cost of purchasing specific items of new plant (i.e., storage tanks).
        (d) Adjustment Regarding Assets and Liabilities. The Purchase Price will be adjusted, plus or minus, as the case may be, in an amount equal to the amount by which, in each case as of the Effective Date: (i) Adjusted Total Current Assets plus Adjusted Total Non-Current Assets exceeds or is less than (ii) Adjusted Total Current and Non-Current Liabilities plus Total Long Term Debt to the extent such Total Long-Term Debt shall remain outstanding immediately after the Effective Date.
     3.3 Estimate of Purchase Price. At least five (5) days prior to the date scheduled for Closing, Seller shall deliver to Buyer an estimate of the Purchase Price based on Seller's good faith estimate of the amount of each adjustment described in Section 3.2 (the "Estimated Purchase Price") on the same basis and in accordance with the same accounting principles, methods and practices applied in preparing the Financial Statements and the Additional Financial Statements, if applicable, taking into account all adjustments required in Section 3.2 (using the balances as reflected on the Company's Balance Sheet as of the end of the month immediately preceding the month in which the Effective Date is scheduled to occur for purposes of the Adjustment Regarding June 1994 Base Amount in Section 3.2(c) and the Adjustment Regarding Assets and Liabilities in Section 3.2(d)) and accompanied by a reasonably detailed statement, certified by the chief financial or accounting officer of Seller, describing how each such adjustment was determined.
    3.4    Adjustments After Closing.
        (a) Within sixty (60) days following the Effective Date, Buyer shall deliver to Seller final calculations of the Purchase Price, as adjusted pursuant to Section 3.2 (prepared on the same basis (but using the balances reflected on the Company's Balance Sheet as of the Effective Date for purposes of the Adjustment Regarding June 1994 Base Amount in Section 3.2(c) and the Adjustment Regarding Assets and Liabilities in Section 3.2(d)) and
in accordance with the same accounting principles, methods and practices used to prepare the Estimated Purchase Price) which shall be accompanied by a reasonably detailed statement certified by the chief financial or accounting officer of Buyer describing how each such adjustment was determined. (For the purpose of preparing Buyer's calculations and adjustments, Seller shall give Buyer access to all books, records, and other information regarding the Company available to Seller that Buyer may reasonably determine appropriate.) Within thirty (30) days following the delivery of such calculations and adjustments, Seller shall notify Buyer of any objection thereto, stating in reasonable detail the reasons therefor; otherwise, such calculations and adjustments of the Purchase Price shall be final and binding on Seller and Buyer. (For the purpose of reviewing Buyer's calculations and adjustments, Buyer shall give Seller access to all books, records, and other information regarding the Company available to Buyer that Seller may reasonably determine appropriate.) If Seller shall object, Seller and Buyer shall work in good faith to agree on the correct amounts for the final Purchase Price, but if they fail to agree, either party may exercise its rights pursuant to Article 16.
        (b) Within three (3) business days following the day on which the Purchase Price shall become final, whether by expiration of time or agreement of Seller and Buyer (the "Final Purchase Price"):
            (i) if the Final Purchase Price shall exceed the Estimated Purchase Price, Buyer shall cause to be transferred to such account in the United States as Seller may specify, immediately available funds, in U.S. Dollars, in an amount equal to such excess, together with interest thereon at a rate of seven percent (7%) per annum from the Effective Date through the date of such transfer, or
            (ii) if the Estimated Purchase Price shall exceed the Final Purchase Price, Seller shall cause to be transferred to such account in the United States as Buyer may specify, immediately available funds, in U.S. Dollars, in an amount equal to such excess, together with interest thereon at a rate of seven percent (7%) per annum from the Effective Date through the date of such transfer.
    It is the intent of the parties that all Purchase Price adjustments that are not disputed shall be paid by the appropriate party as soon as reasonably practicable, and any disputed amounts will not delay payments with respect to amounts not in dispute.
                   ARTICLE 4.  [INTENTIONALLY DELETED]
      ARTICLE 5.  REQUIRED APPROVALS, CONSENTS AND NOTIFICATIONS
    5.1 Governmental Regulatory Approval. Except as provided in Section 5.4, as promptly as practicable after the Execution Date, but no later than forty-five (45) days after the Execution Date with respect to applications to be filed with the PUC and with respect to Material Regulatory Approvals, the parties shall file the applications and notices described on Schedule 5.1 in such form as agreed to by the parties with the PUC and other appropriate Governmental Authorities, seeking an order permitting the transfer of control of the Company to Buyer (the "Regulatory Approvals"). Each party agrees to use its best efforts to obtain the Regulatory Approvals and the parties agree to cooperate fully with each other and with all Governmental Authorities to obtain the Regulatory Approvals as described on Schedule 5.1 at the earliest practicable date. The parties agree that the Regulatory Approvals containing asterisks on Schedule 5.1 constitute material Regulatory Approvals (the "Material Regulatory Approvals") which are subject to Sections 7.1.3 and 7.2.4, and the Regulatory Approvals that do not contain an asterisk on
Schedule 5.1 constitute Immaterial Regulatory Approvals (the "Immaterial Regulatory Approvals") which are subject to Section 5.3, but not Sections
7.1.3 and 7.2.4.
    5.2    Debtholder Consents; Indebtedness Releases or Terminations.
        (a) With respect to the Company's long-term indebtedness identified on Schedule 5.2(a) (the "Long Term Indebtedness"), where required by the underlying debt instruments, as promptly as practicable following the Execution Date, but in any event no more than forty-five (45) days thereafter, the parties shall contact the holders of such indebtedness to request, and use their best efforts to obtain, such holders' consent ("Debtholder Consents") to the transfer of control of the Company on terms acceptable to the parties. The parties acknowledge that all Long Term Indebtedness for which Debtholder Consents have been obtained before the Effective Date and all other Long Term Indebtedness for which Debtholder Consent is not required, shall remain outstanding immediately after the Effective Date and shall be included as a Purchase Price adjustment pursuant to Section 3.2(d). Each party shall bear their own costs and expenses in obtaining such Debtholder Consent. Neither party, however, shall be required to make any payment to the debtholder to obtain the Debtholder Consent, except that Seller shall be responsible for any such payments as are specified in the relevant debt agreement.
    (b) If within thirty (30) days prior to the Closing Date, the parties have been unable to obtain the Debtholder Consents with respect to any Long Term Indebtedness, the Company shall repay such Long Term Indebtedness in full (including all interest and premiums or penalties thereon).
    (c) With respect to Long Term Indebtedness that the Company shall repay on or prior to the Effective Date, Seller shall take, at Seller's sole cost and expense, all actions necessary with respect to all persons or entities (collectively, the "Secured Parties") holding any security interest or lien against the Property, to obtain the termination or release, as of the Effective Date, and the prompt removal after the Effective Date, of all security agreements, mortgages and financing statements relating to the Property (such terminations and releases being hereinafter collectively referred to as the "Indebtedness Releases or Terminations"). Buyer agrees to cooperate in good faith with Seller in obtaining the required Indebtedness Releases or Terminations.
    5.3    Other Consents.
        (a) As promptly as practicable after the Execution Date, the parties hereto shall mutually seek the consent, approval or waiver of the other party to any Lease or Contract that requires consent, approval or waiver as a condition to the transfer of control of the Company to Buyer as a result of Buyer's purchase of the Shares. To the extent any of the approvals, consents or waivers required with respect to any Lease, Contract or Immaterial Authorization have not been obtained with respect to any Lease, Contract or Immaterial Authorization as of the Effective Date, Seller shall continue to use its best efforts to obtain the consent of such other third party that is required for the transfer of control of such Lease, Contract or Immaterial Authorization after the Effective Date.
        (b) Notwithstanding anything to the contrary contained herein, if a third party refuses or has failed to consent to the transfer of control of a Lease, Contract or Immaterial Authorization after the Seller has used its best efforts for a period of six months after the Effective Date to obtain such consent, waiver or approval, then Seller and Buyer shall within thirty
(30) days after expiration of such six-month period negotiate in good faith and agree upon, and Seller shall pay to Buyer, an amount representing fair compensation to Buyer for the harm caused by the failure to obtain such consent, waiver or approval. Following such payment, Seller shall have no further obligation to Buyer with respect to such Lease, Contract or Immaterial Authorization except as otherwise provided in Section 11.12 with respect to the Contracts and Excluded Contracts addressed in Section 11.12.
        (c) Seller shall bear all reasonable costs and expenses in obtaining such consents, approvals or waivers to the extent such costs or expenses are specified in the relevant Lease, Contract or Immaterial Authorization, or under applicable Law, and shall reimburse Buyer to the extent Buyer makes any transfer payments which are specified in amount and required under any Lease or Contract to the lessor or other party thereto, provided that seven (7) business days before Buyer makes any transfer payments, Buyer will notify Seller of its intent to do so and after making such transfer payment, Buyer will provide evidence satisfactory to Seller that such transfer payment was made. Buyer and Seller will negotiate in good faith to determine the extent to which each will bear any other costs and expenses arising in connection with obtaining such consents, approvals and waivers.
    5.4 FCC Consents. As promptly as practicable after the Execution Date, but no later than forty-five (45) days after the Execution Date, the parties shall file all applications and requests described on Schedule 5.4 in such form as agreed to by the parties with the FCC seeking, and shall use their best efforts to obtain, the FCC's consent to the transfer of control of all FCC Licenses (as listed in Schedule 9.1.17(b)) from Seller to Buyer (the "FCC Consents"). The parties each agree that in connection with taking the immediately above described actions, they will not file any application or request for a waiver of Part 36 (study areas), Part 61 (tariffs), and
Part 69 (price caps and study areas) of the FCC Rules, and that on the Effective Date the study areas relating to the Exchanges shall remain in the National Exchange Carrier Association Tariff F.C.C. No. 5, provided, however, that such study areas shall remain in the NECA Tariff FCC No. 5 after the Effective Date only for so long as Buyer, in its sole discretion, shall determine. Each party agrees to use its best efforts, and the parties agree to cooperate fully with each other and with the FCC, to obtain the FCC Consents at the earliest practicable date.
    5.5 HSR Act Review. As promptly as practicable after the Execution Date but in no event later than thirty (30) days after the Execution Date, the parties will make such filings as may be required by the HSR Act with respect to the sale contemplated by this Agreement. Thereafter, the parties will file as promptly as practicable any supplemental information that may be requested by the U.S. Federal Trade Commission or the U.S. Department of Justice pursuant to the HSR Act. The parties agree to cooperate in seeking early termination of the waiting periods under the HSR Act.
                     ARTICLE 6. PRECLOSING COVENANTS
    6.1    Investigation by Buyer.
        (a) Prior to the Closing, upon reasonable notice from Buyer to Seller given in accordance with this Agreement, Seller will afford to the authorized representatives of Buyer reasonable access during normal business hours to the books and records of the Company (including, without limitation, relevant tax information) and to the personal property and Real Property comprising the Property. Buyer and Seller will cooperate with each other to schedule such access. With the consent of Seller (which consent will not be unreasonably withheld), Buyer and its representatives shall have access to all interexchange carriers having business relationships with the Company, to all customers of the Company, and to all officers, employees and agents of the Company having knowledge or information concerning the operations of the Company so as to afford Buyer the opportunity to make such review, examination and investigation of the Company and the Property as Buyer may desire to make, to evaluate the competitiveness of the Company and the Business, and to enable Buyer to assimilate the Company and the Business into Buyer's operations as soon as practicable after the Effective Date. To the extent it so desires, Seller shall accompany Buyer on all of Buyer's access to interexchange carriers, customers and agents of the Company. Buyer will be permitted to make extracts from or copies of such books and records as may be reasonably necessary. Buyer will not contact any employee, customer or supplier of the Company as to this Agreement or the matters involved herein except in accordance with this Section 6.1.
        (b) Subject to applicable law, and upon Buyer's request and Seller's consent (which consent will not be unreasonably withheld), Seller shall cause the Company to permit, at Buyer's sole cost and expense:
            (i) certain key employees and officers of the Company selected by Buyer to attend workshops and training sessions of Buyer (including sessions to train such employees in Buyer's business planning process in order to have the Company after the Effective Date follow Buyer's business planning process and procedures);
            (ii) The Company's management to work with Buyer during Buyer's planning process between the Execution Date and the Effective Date;
            (iii) Buyer to confer with the Company about, and to participate in the Company's planning for, any material reduction in work force or other arrangements regarding employees required or implemented pursuant to the Employee Transfer Agreement.
        (c)    As promptly as reasonably practicable  after  Buyer's
request, Seller will furnish, and cause the Company to furnish, such financial and operating data and other information pertaining to the Company as Buyer may reasonably request in order, among other things, to comply with Buyer's disclosure obligations under the federal securities or other laws as such obligations relate to Buyer's prospective ownership of the Company, including any disclosure required in connection with the sale of any securities by Buyer; provided, however, that nothing herein will obligate Seller or the Company to take actions that would unreasonably disrupt the normal course of the business of the Company or violate the terms of any applicable Law or any contract to which the Company is a party or to which any of its assets is subject in providing such information, or to incur any costs with respect to Buyer's external auditors (or the Company's external auditors in the event a report by such auditors is requested by Buyer) providing accounting services with respect to issuing an auditor's report required by Buyer. Any information or document provided to Buyer or acquired by Buyer during this investigation shall be deemed "Evaluation Material" as that term is defined in the Confidentiality Agreement and shall be subject in all cases to the terms of the Confidentiality Agreement; provided, however, that following consultation with Seller, Buyer may disseminate financial or other information with respect to the Business or the Company that Buyer, upon consultation with counsel, determines is required to be disclosed under federal securities laws.
        (d) Prior to Closing, upon reasonable notice from Buyer to Seller given in accordance with this Agreement, Seller will cause the Company to afford the authorized representatives of Buyer access to the Properties in order to conduct the environmental audit contemplated by Section 14.1.
        (e) In connection with the continuing operation of the Business between the Execution Date and the Effective Date, Seller shall cause the Company to confer in good faith with Buyer, as reasonably requested by Buyer from time to time, to report on material operational matters, material reductions in work force and other material employee matters, and the general status of ongoing operations.
        (f) Notwithstanding the provisions of this Agreement or the Confidentiality Agreement, from and after the Execution Date, upon the prior consent of Seller (which consent will not be unreasonably withheld), Buyer may disclose Evaluation Material (as defined in the Confidentiality Agreement) to representatives of rating agencies, underwriters, underwriters' counsel, public accountants, prospective lenders and other third parties involved in any of Buyer's offering of securities or other financings and to fixed income and equity analysts to the extent such parties reasonably have a need to know any such information; provided, that such parties shall (y)
be advised of the confidential nature of any Evaluation Material they receive, and (z) agree in writing to be bound to the provisions of the Confidentiality Agreement.
    6.2 Satisfaction of Conditions. Without limiting the generality or effect of any provision of Article 7, the parties will use their best efforts to satisfy promptly all conditions required to be satisfied prior to the Closing.
    6.3  Notification as to Certain Matters.
        (a) The Buyer will promptly notify Seller of (i) any information that would cause any representation or warranty of Buyer contained in this Agreement not to be true and correct as of the date on which it was made or as of the Effective Date, and (ii) any material governmental complaints, investigations, or hearings (or communications indicating that the same may be contemplated), or the institution or overt threat or settlement of significant litigation, involving the transactions contemplated by this Agreement; of which in any such case, Buyer's representatives listed on
Schedule 6.3(a) become aware on or before the Effective Date. Buyer shall use reasonable best efforts to keep Seller informed of the events described in this Section 6.3(a) and shall permit Seller access to all materials prepared by Buyer in connection therewith.
        (b) The Seller will promptly notify Buyer of (i) any information that would cause any representation or warranty of Seller contained in this Agreement not to be true and correct as of the date on which it was made or as of the Effective Date, and (ii) any material governmental complaints, investigations, or hearings (or communications indicating that the same may be contemplated), or the institution or overt threat or settlement of significant litigation, involving the Company, the Business or the transactions contemplated by this Agreement; of which in any such case, Seller's representatives listed on Schedule 6.3(b) become aware on or before the Effective Date. Seller shall use reasonable best efforts to keep Buyer informed of the events described in this Section 6.3(b) and shall permit Buyer access to all materials prepared by Seller in connection therewith.
             ARTICLE 7.  CONDITIONS PRECEDENT TO THE CLOSING
    7.1 Conditions Precedent to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions, any one or more of which may be waived at the option of Buyer:
    7.1.1 No Misrepresentation or Breach of Covenants and Warranties. There shall have been no material breach by Seller of any of its covenants to be performed in whole or in part prior to the Closing and the representations and warranties of Seller in Section 9.1 (after giving effect to any material adverse effect qualification (or any other materiality qualification) contained therein) shall be true and correct as of the Effective Date, except for such representations or warranties that are made expressly as of some other date, which shall be true and correct (after giving effect to any material adverse effect qualification (or any other materiality qualification) contained therein) as of such other date, and Seller shall have delivered to Buyer a certificate in the form attached hereto as Schedule
7.1.1 ("Seller's Closing Certificate"), dated as of the Effective Date and signed by one of Seller's Executive Officers, certifying each of the foregoing, or specifying those respects in which such covenants have been materially breached or such representations and warranties (after giving effect to any material adverse effect qualification (or any other materiality qualification) contained therein) are not true and correct in which event, if the Closing occurs, any claim with respect to matters so specified shall be waived by Buyer unless otherwise expressly agreed by Seller at Closing.
    7.1.2 Documents. Seller shall have delivered to Buyer all documents required by Section 8.2.
    7.1.3 No Legal Obstruction. All required waiting periods under the HSR Act shall have expired or been terminated and each of the required Material Regulatory Approvals as set forth on Schedule 5.1 and FCC Consents as set forth on Schedule 5.4 shall have been obtained free of any special terms, conditions or restrictions which Buyer determines, in good faith and in its reasonable discretion, will materially and adversely affect the anticipated operational and financial benefits to Buyer of the transactions contemplated by this Agreement. For purposes of this Section 7.1.3, all such approvals and consents shall be deemed to have been obtained upon the grant thereof becoming a Final Order. In addition, there shall not have been entered a preliminary or permanent injunction, temporary restraining order or other judicial or administrative order or decree in any jurisdiction, the effect of which prohibits the Closing.
    7.1.4 Material Adverse Changes. There shall have been no material adverse changes to the Property as a whole or the financial position or results of operations of the Company as a whole, and, subject to Section 11.9, the Company shall not have suffered any material loss or damage to the Property, whether or not insured, that would materially affect or impair the Company's ability to conduct the Business after the Effective Date. None of the Additional Financial Statements of the Company delivered pursuant to
Section 11.4 shall reflect a material change in the financial position or results of operations of the Company from the financial position or results of operations reflected in the Financial Statements.
    7.1.5  Real Estate Transfers.  Seller shall have complied with Section
11.16 with respect to its Real Property to be transferred to Buyer.
    7.1.6 Lessor and Other Third Party Consents. Seller shall have delivered to Buyer all consents, approvals or waivers of lessors or other third parties to the Material Agreements as so identified by an asterisk on Schedules 9.1.9 and 9.1.13, as such Schedules may be amended pursuant to
Section 11.24.  All of such delivered consents, approvals or waivers shall be in effect as of the Effective Date.
    7.1.7  [INTENTIONALLY DELETED]
    7.1.8 Litigation. There shall not be any litigation or other proceeding pending or to the best of Buyer's knowledge threatened to restrain or invalidate any of the transactions contemplated hereby which, in the reasonable judgment of Buyer, would involve material expense to Buyer.
    7.1.9. Corporate Proceedings. All corporate proceedings required to be taken by Seller in connection with the transactions contemplated by this Agreement shall have been taken;
    7.1.10 Lien Searches. Seller shall have delivered to Buyer reasonably comprehensive searches, dated as of a date within 30 days of the Execution Date or any time thereafter, of the public records regarding liens and judgments with respect to the Company, the Business and the Property.
    7.1.11. Debtholder Consents. With respect to any Long-Term Indebtedness to remain outstanding immediately after the Effective Date pursuant to
Section 5.2(a), Buyer if required by the underlying debt instrument shall have received the Debtholder Consents and shall have entered into any other necessary agreements with the holders of such Long-Term Indebtedness evidencing such Debtholder Consent in form and substance reasonably acceptable to Buyer.
    7.2 Conditions Precedent to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions, any one or more of which may be waived at the option of Seller:
    7.2.1  No Misrepresentations or Breach of Covenants and Warranties.
There shall have shall have been no material breach by Buyer of any of its covenants to be performed in whole or in part prior to the Closing, and the representations and warranties of Buyer in Section 9.2 shall be true and correct as of the Effective Date, except for such representations or warranties made expressly as of some other date, which shall be true and correct as of such other date (all such representations and warranties to be qualified by any materiality standards contained therein), and Buyer shall have delivered to Seller a certificate ("Buyer's Closing Certificate"), dated as of the Effective Date and signed by one of Buyer's Executive Officers, certifying each of the foregoing or specifying those respects in which such covenants have not been performed or such representations and warranties are not true and correct in which event if the Closing occurs any claim with respect to matters so specified shall be waived by Seller unless otherwise expressly agreed by Buyer at Closing.
    7.2.2 Documents. Buyer shall have delivered to Seller all documents required by Section 8.3.
    7.2.3 Purchase Price. Buyer shall have delivered to Seller, in the manner specified in Section 3.1, the Estimated Purchase Price as adjusted pursuant to Section 3.2.
    7.2.4 No Legal Obstruction. All required waiting periods under the HSR Act shall have expired or been terminated and each of the required Material Regulatory Approvals as set forth on Schedule 5.1 and FCC Consents as set forth on Schedule 5.4 shall have been obtained free of any special terms, conditions, or restrictions which Seller determines, in good faith in its reasonable discretion, will materially and adversely affect the anticipated operational and financial benefits to Seller of the transactions contemplated by this Agreement. For purposes of this Section 7.2.4, all such approvals and consents shall be deemed to have been obtained upon the grant thereof becoming a Final Order. In addition, there shall not have been entered a preliminary or permanent injunction, temporary restraining order or other judicial or administrative order or decree in any jurisdiction, the effect of which prohibits the Closing.
    7.2.5 Corporate Proceedings. All corporate proceedings required to be taken by Buyer in connection with the transactions contemplated by this Agreement shall have been taken.
    7.2.6 Litigation. There shall not be any litigation or other proceeding pending or to the best of Seller's knowledge threatened to restrain or invalidate any of the transactions contemplated hereby which, in the reasonable judgment of Seller would involve a material expense to Seller.
    7.2.7  [INTENTIONALLY DELETED]
    7.2.8 Debtholder Consents. With respect to any Long-Term Indebtedness to remain outstanding immediately after the Effective Date pursuant to
Section 5.2(a), Seller, if required by the underlying debt instrument, shall have received the Debtholder Consent.
                       ARTICLE 8.  THE CLOSING
    8.1 The Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") shall be held at a place mutually agreed upon by the parties at 9:00 a.m., local time, on the last calendar day (the "Closing Date") of the calendar month in which occurs the tenth (10th) business day after the date Seller notifies Buyer in writing (the "Notice") of its determination that all required Material Regulatory Approvals and FCC Consents have been obtained and provided that the other conditions set forth in Article 7 shall have been satisfied, or at such other place and time as may be agreed upon by Seller and Buyer. The transactions to be consummated at Closing shall be deemed to have been consummated as of 11:59 p.m. on the last calendar day of the calendar month in which occurs the tenth (10th) business day after the date of the Notice (the "Effective Date"). If the Effective Date is not a day on which financial institutions are open and operating, then the Closing Date shall be the immediately following business day on which financial institutions are open and operating.
    8.2 Seller's Obligations at Closing. At the Closing, Seller shall deliver to Buyer the following documents duly executed and acknowledged, as appropriate:
        (a) Certificates representing the Shares, duly endorsed for transfer or accompanied by stock powers duly endorsed in blank.
        (b)    Seller's Closing Certificate.
        (c)    [INTENTIONALLY DELETED.]
        (d) Indebtedness Releases and Terminations and evidence satisfactory to Buyer that all Long-Term Indebtedness (and interest, premiums and penalties thereon) to be repaid pursuant to Section 5.2(b) has been (or will be at Closing) repaid in full.
        (e) All of the documents and papers required of Seller as conditions to Closing, including without limitation, the Regulatory Approvals, FCC Consents and the documents required to be delivered by Seller pursuant to Section 11.16.
        (f)    The Transition  Services  Agreement,  if  requested  by  Buyer
pursuant to  Section   10.1.
        (g) The Environmental Remediation Agreement if required pursuant to Section 14.1.7(d).
        (h) All documents required of Seller under the Employee Transfer Agreement.
        (i) Certificate of the Secretary or Assistant Secretary of Seller certifying as to Articles of Incorporation, Bylaws, Board of Directors' approval and incumbency.
        (j) Resignations of all officers and directors of the Company, effective as of the Effective Date.
    8.3 Buyer's Obligations at Closing. At the Closing, Buyer shall deliver to Seller the following items and documents duly executed and acknowledged as appropriate:
        (a) The Estimated Purchase Price (as adjusted under Section 3.2), in the manner specified in Section 3.1;
        (b)    Buyer's Closing Certificate
        (c) All of the documents and papers required of Buyer as conditions to Closing, including, without limitation, the Regulatory Approval and FCC Consents.
        (d) The Transition Services Agreement, if requested by Buyer pursuant to Section 10.1.
        (e) The Environmental Remediation Agreement if required pursuant to Section 14.17(d).
        (f)    All documents required of Buyer under the Employee Transfer
Agreement.
        (g) Certificate of the Secretary or Assistant Secretary of the Buyer certifying as to Articles of Incorporation, Bylaws, Board of Directors' approval and incumbency.
              ARTICLE 9.  REPRESENTATIONS AND WARRANTIES
    9.1 Representations and Warranties of Seller. Except as to the environmental matters which are exclusively addressed in Article 14 of this Agreement, Seller represents and warrants to Buyer as follows:
    9.1.1 Authorization and Effect of Agreement. Seller has the requisite corporate power and authority under its Certificate of Incorporation and Bylaws to execute and deliver this Agreement and to fulfill its respective obligations under this Agreement. The execution and delivery by Seller of this Agreement and the fulfillment of its obligations under this Agreement have been duly authorized by all necessary corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller and, assuming the due execution and delivery of this Agreement by Buyer, constitutes a valid and binding obligation of Seller, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors' rights generally and subject to the qualification that general equitable principles may limit the enforcement of certain remedies, including the remedy of specific performance.
    9.1.2 No Restrictions Against Sale of the Shares. The execution and delivery of this Agreement by Seller does not, and the fulfillment by Seller of its obligations under this Agreement will not, (i) conflict with or violate any provision of Seller's or the Company's certificate of incorporation or bylaws or, (ii) except as set forth in Schedule 9.1.13, or subject to obtaining the approvals and consents reflected in Article 5, conflict with, violate or result in the breach of, constitute a default under, accelerate the performance required by, or result in the creation of any encumbrance upon any of the Property under any provision of any Contract other than any such conflict, violation or breach that alone or in the aggregate would not have an adverse effect on the Buyer, the Company, the Business or the Property after the Effective Date.
    9.1.3 Consents and Approvals of Governmental Authorities. No consent, approval, order or authorization of, or registration, declaration or filing with, any court or governmental agency, authority or instrumentality, including, without limitation, the Navajo Nation ("Governmental Authority") is required to be obtained or made by or with respect to Seller or the Company or in connection with the execution and delivery of this Agreement by Seller or the fulfillment by Seller of its obligations under this Agreement, except (i) the filings and approvals described in Article 5,
(ii) as described in Schedule 9.1.3, and (ii) such other consents, approvals, orders or authorizations, or registrations, declarations or filings, which if not obtained or made would not result in a material adverse effect on Buyer, the Company, the Business or the Property.
    9.1.4 No Violation of Law. Except as indicated in Schedule 9.1.4, the execution and delivery of this Agreement and the fulfillment by Seller of its obligations under this Agreement will not violate any applicable existing statute, ordinance, rule, regulation or common law obligation (collectively, "Law"), except where such violation would not have a material adverse effect on the Company, the Business as a whole or on any significant part of Property after the Effective Date.
    9.1.5 Corporate Organization of Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of Delaware; it has full corporate power and authority to own the Shares and perform its obligations under this Agreement.
    9.1.6 Brokers. Seller has not paid or become obligated to pay any fee or commission to any broker, finder, investment banker or other intermediary in connection with the transactions contemplated by this Agreement in such a manner as to give rise to a claim against Buyer for any broker's or finder's fees or similar fees or expenses.
    9.1.7 Liabilities. The Company is not in default with respect to any of its obligations or liabilities, or the performance, observance or fulfillment of any covenant or condition relating thereto, and no event has occurred and is continuing that constitutes a material breach or default thereunder or that would constitute such a material breach or default with the giving of notice or lapse of time, or both.
    9.1.8 Title to Property. The Company has good, valid, undivided, marketable and defensible title to all owned Property, free and clear of all restrictions, charges, liens, or encumbrances of any kind, except for (i) the liens, encumbrances and restrictions shown and disclosed on Schedule 9.1.8-1,
(ii) current real and personal property taxes and other statutory liens covering amounts not yet due and payable, and (iii) such other imperfections of title and encumbrances, if any, as do not interfere in any material respect with the present use or value of the item of owned Property to which such imperfection or encumbrance relates. No condemnation proceeding is pending or, to the knowledge of Seller or the Company, threatened with respect to any part of the Property and such Property is not in any violation of any restrictive covenant relating thereto. Schedule 9.1.8-2 sets forth the address and a general description of each item of Real Property owned by the Company included in the Property. In addition, Schedule 9.1.8-2 sets forth a list of the Real Property included in the Property in which the Company holds other than a fee interest (such as easements and rights of way).
    9.1.9 Leases. Seller has set forth on Schedule 9.1.9 a list of all the Leases. Each of the Leases is valid, binding and enforceable in accordance with its terms, and except as otherwise disclosed in Schedule 9.1.9, there is not any existing material default or existing material breach of a covenant by the Company under any Lease. The Company enjoys peaceful and undisturbed possession under all material Leases and, to Seller's and the Company's knowledge, the lessor under any such Lease is not (with or without notice or the lapse of time, or both) in material breach or default thereunder, has performed all material obligations required to be performed by it thereunder, and has not given notice of such lessor's intent to terminate such Lease.
    9.1.10 Condition of Tangible Assets. All of the tangible Property is in substantially good operating condition and repair, normal wear and tear excepted, well maintained, adequate for the present uses thereof and in compliance in all material respects with applicable federal, state and local ordinances, regulations and statutes relating to the ownership and operation of such Property. Except as set forth on Schedule 9. 1. 10, the Company has not received any written notice within the past twelve (12) months of a violation of any ordinances, regulations or building, zoning and other similar laws with respect to such assets that would have a material adverse effect on the Company, the Business as a whole or any significant part of the Property. Each parcel of Real Property and, to the knowledge of Seller and the Company, of real estate leased by the Company and material or necessary to the Business as presently conducted substantially complies with all applicable Laws except where the failure to so comply individually or in the aggregate, would not have a material adverse effect on the Company, the Business as a whole or any such parcel after the Effective Date. Except as set forth on Schedule 9.1.10, other than the Company, no person or party has actual possession or has a right to possession of all or any material portion of any parcel of such Real Property or such leased real estate. EXCEPT AS EXPRESSLY PROVIDED IN THIS SECTION 9.1.10, SELLER MAKES NO REPRESENTATIONS
OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED OR STATUTORY, AS TO THE CONDITION OR FITNESS OF THE TANGIBLE PERSONAL PROPERTY INCLUDED IN THE PROPERTY AND HEREBY DISCLAIMS ANY EXPRESS OR IMPLIED OR STATUTORY WARRANTY
OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND WARRANTY ARISING FROM COURSE OF DEALING OR USAGE OF TRADE.
    9.1.11  Financial Statements.
        (a) Seller has delivered to Buyer a true and correct copy of the Company's audited financial statements, consisting of a balance sheet, income statement and related statement of cash flows as of and for the respective periods ended December 31, 1992, and December 31, 1993, together with the auditor's report thereon (the "Financial Statements"). The Financial Statements were prepared based upon the books and records of the Company, and fairly present in all material respects the financial condition of the Company as of the appropriate periods and the results of operations for the year then ended, in each case in conformity with GAAP and to the best of Seller's knowledge and to the extent required by applicable Law, have been prepared in all material respects in conformity with the regulations of the FCC and the PUC. The Financial Statements contain no untrue statements of any material fact nor omit to state any material facts required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
        (b) The Additional Financial Statements to be delivered to Buyer pursuant to Section 11.4 hereof (i) will be prepared in each case in accordance with GAAP (except for the omission of notes thereto with respect to interim Additional Financial Statements), consistent with past practices, from the books and records of the Company; and (ii) will fairly present the financial condition of the Company and the results of operations of the Company for the periods indicated, subject, in the case of interim Additional Financial Statements, to normal year-end adjustments which will not be material in amount or effect; and (iii) to the best of Seller's knowledge and to the extent required by applicable Law, will be prepared in all material respects in conformity with the regulations of the FCC and the PUC; and
(iv) will not contain any untrue statements of any material facts or omit to state any material facts required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
        (c) The unaudited balance sheet of the Company as of June 30, 1994 was prepared in accordance with GAAP except for the omission of notes thereto, consistent with past practices, from the books and records of the Company and fairly presents the financial condition of the Company as of such date subject to normal year-end adjustments which will not be material in amount or effect, and to the best of Seller's knowledge and to the extent required by applicable Law, was prepared in all material respects in conformity with the regulations of the FCC and the PUC.
    9.1.12  Absence of Material Changes.  Except as Seller may disclose in
Schedule 9.1.12, since December 31, 1993, there has not been:
        (a) Except as described in Section 11.22, any material change in the financial condition, results of operations, assets, liabilities, operations or future business prospects of the Company or the Business;
        (b) Any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the Property, the Company or the Business;
        (c) Except as described in Section 11.22, any disposition (including, without limitation, the grant of a license, franchise, option or other right of any nature whatsoever to sell or distribute) or encumbrance or agreement to dispose of or to encumber, or pledge or grant of a security interest in or agreement to pledge or grant a security interest in, any of the Property, or any increase or an agreement to increase any indebtedness of the Company, except in the ordinary course of business;
        (d) Any material change in the Company's tariffs or in the manner of conducting the Business;
        (e) Except as described in Section 11.22, any dispute, litigation or other event or condition that materially and adversely affects the business or prospects of the Company, the Business or the Property;
        (f) Any waiver or release of any material rights or settlement of any material dispute involving the Company, the Business or the Property;
        (g) Any granting of a material salary increase or other material benefits payable to any Employee, except for ordinary and routine salary increases or bonuses authorized or granted in the ordinary course of business and consistent with past practices;
        (h) Except as described in Section 11.22, any transaction entered into by Seller or the Company that would have a material adverse effect on the Company, the Business as a whole or the Property as a whole;
        (i) Any change in the accounting methods or practices of the Company except as required by GAAP or any change in depreciation or amortization policies or rates heretofore adopted by the Company except as required by GAAP;
        (j) Any material labor dispute or threat thereof which affects generally the Transferred Employees or, to Seller's or the Company's knowledge, any attempt to organize the Transferred Employees for the purpose of collective bargaining;
        (k) Any event that would have been prohibited under Section 11.5 if Section 11.5 had been in effect since December 31, 1993;
        (l) Except as described in Section 11.22, any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company of any outstanding shares of capital stock or other securities of, the Company;
        (m) any amendment of any material term of any outstanding capital stock of the Company;
        (n) any incurrence, assumption or guarantee by the Company of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practice;
        (o) Except as described in Section 11.22, any making of any loan, advance or capital contributions to or investment in any person or entity other than loans, advances, capital contributions or investments made in the ordinary course of business; or
        (p) Except as described in Section 11.22, any agreement or commitment by Seller or the Company (or any understanding between Seller or the Company and any third party) to do or to take any of the actions referred to in paragraphs (a) through (o) of this Section 9.1.12.
    9.1.13 Contracts. Each of the Contracts is in full force and effect as of the date of this Agreement in accordance with its terms, and there is no outstanding notice of cancellation or termination in connection therewith. The Company is not in material breach or default in connection with any Contracts, and there is no basis for any claim of breach or default by the Company, or to Seller's the Company's knowledge, any other party, in any material respect under any of the Contracts. None of the Contracts, either separately or in the aggregate, materially and adversely affects the Company, the Business or the Property. After the Effective Date, all rights and obligations of the Company under the Contracts shall continue unimpaired in the Company (assuming that if any Contract requires the consent of the other party thereto, such consent will have been obtained by the parties hereto prior to the Effective Date). Except for the instruments specifically listed in Schedule 9.1.13, the Company is not a party to or subject to: (i) any agreement for the purchase or disposition of any material, equipment, supplies, inventory or service, except individual purchase orders and contracts in amounts less than Twenty-Five Thousand Dollars ($25,000.00);
(ii) any agreement to which the Company is a party or by which any of the Property is bound relating to indebtedness for money borrowed including capital leases, security arrangements relating thereto and any amendment or waiver thereof; and (iii) any other agreement not of the type covered by any of the foregoing items of this Section 9.1.13 requiring payments by the Company in excess of Seventy-Five Thousand Dollars ($75,000.00) per agreement, on or after the Effective Date.
    Schedule 9.1.13 also lists (a) each Contract between the Company and any Affiliate of the Company, and (b) each material Contract between the Company, or an Affiliate of the Company and relating to the Business, and any third party. Seller has made available to Buyer true and correct copies of all agreements and instruments listed in Schedule 9.1.13. Schedule 9.1.13 specifically identifies, with respect to those Contracts which are required to be listed thereon, the Contracts which require the consent, approval or waiver of the other party thereto for the transfer of control of the Company.

    9.1.14 Insurance. The Property of an insurable nature and of a character usually insured by companies carrying on similar businesses is insured under insurance policies in such amounts and against such losses or casualties as is (i) usual in such companies and (ii) required under any of the Contracts or Leases. The insurance policies referred to in this Section
9.1.14 are (i) listed on Schedule 9.1.14, and (ii) in full force and effect and the premiums due thereon have been duly and timely paid. The most current statement of values (the statement of values of property of an insurable nature that is submitted to an insurance company to be used as a basis for the calculation of premiums) relative to the Property as presently insured has been made available to Buyer by Seller. On the Effective Date, the coverage under the insurance policies and programs of Seller and its Affiliates applicable to the Company will be terminated, and Buyer will be responsible for providing all insurance coverage for the Company. Following the Effective Date, Seller shall be responsible for and shall pay any additional premiums that might be required by an insurance company for insurance coverage prior to the Effective Date relating to the Company and shall be entitled to any refunds or dividends due from such companies relating to such coverage. Schedule 9.1.14 sets forth a list of the open material claims affecting the Company complete in all material respects, and a description of any self-insurance levels, underlying limits and deductibles.
    9.1.15  Taxes.
        (a) Except as set forth on Schedule 9.1.15(a): (i) Seller or the Company has filed or caused to be filed with the appropriate United States, state and local Governmental Authorities, all Tax Returns required to be filed on or prior to the Effective Date (taking into account all extensions of due dates) by or with respect to the Company and has paid or adequately provided for all Taxes shown thereon as owing, except where the failure to file such Tax Returns or pay any such Taxes would not, or could not reasonably be expected to, have a material adverse effect on Buyer, the Business, or the Company after the Effective Date, (ii) all such Tax Returns were or will be correct and complete in all material respects, (iii) to the knowledge of Seller, all withholding Tax requirements imposed on or with respect to the Company have been or will be satisfied in full in all respects, and (iv) all penalties, interest or other charges that have or will become due with respect to the late filing of any such Tax Return or late payment of any such Tax have been or will be timely paid in full.
        (b) The Company has been subject to normal and routine audits, examinations and adjustments of Taxes from time to time, but there are no material current audits or material audits for which notification has been received (in either case, with respect to the Company) other than those set forth on Schedule 9.1.15(b).
        (c) Except as set forth in Schedule 9.1.15(c), there is no material written claim against the Company for any Taxes, and no material assessment, deficiency or adjustment has been asserted or, to the knowledge of Seller proposed with respect to any Tax Return of or with respect to the Company.
        (d) Except as set forth in Schedule 9.1.15(d), there is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to the Company or any waiver or agreement for any extension of time for the assessment or payment of any Tax of or with respect to the Company.
        (e) Except for Taxes due with respect to Tax Returns that will be paid by Seller, the balance sheet included in the Financial Statements includes adequate provisions for the payment in full of all federal and state income taxes of the Company for all taxable periods or portions thereof during the period beginning with respect to each Tax Return statute of limitations and ending no later than December 31, 1993. The balance sheet included in the Financial Statements has attached thereto a schedule (the "Tax Schedule") which sets forth provisions for such federal and state income taxes.
        (f) All accrued rights or obligations under any written or unwritten Tax allocation or sharing agreements or arrangements affecting the Company are reflected in the intercompany accounts of the Company. All such Tax allocation or sharing agreements or arrangements have been or will be cancelled on or prior to the Effective Date. No payments are or will become due by the Company after the Effective Date pursuant to any such agreement or arrangement.
        (g) Except as set forth in Schedule 9.1.15(g), none of the property of the Company is held in an arrangement for which partnership Tax Returns are being filed, and the Company does not own any interest in any controlled foreign corporation (as defined in Section 957 of the Code) or passive foreign investment company (as defined in Section 1296 of the Code).
        (h) Except as set forth in Schedule 9.1.15(h), none of the property of the Company or any of its Subsidiaries is subject to a safe-harbor lease (pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954 as in effect after the Economic Recovery Act of 1981 and before the Tax Reform Act of 1986) or is "tax-exempt use property" (within the meaning of
Section 168(h) of the IRC) or "tax-exempt bond financed property" (within the meaning of Section 168(g)(5) of the IRC).
        (i) Except as set forth in Schedule 9.1.15(i), the Company will not be required to include any amount in income for any taxable period beginning after December 31, 1993 as a result of a change in accounting method for any taxable period ending on or before December 31, 1992 or pursuant to any agreement with any Tax authority with respect to any such taxable period.
        (j)    The Company has not consented to have the provisions of
Section 341(f)(2) of the IRC apply with respect to a sale of its stock.
        (k) As a result of the transactions contemplated by this Agreement, neither Buyer nor the Company will be obligated to make a payment to an individual that would be a "parachute payment" to a "disqualified individual" as those terms are defined in Section 280G of the IRC without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.
        (l) All Taxes that the Company is required by law to withhold or collect through the Effective Date have been or will be duly withheld or collected and, to the extend required, have been or will be paid to the proper governmental authorities or properly deposited as required by applicable laws.
    9.1.16 No Material Claims. Except as disclosed in Schedule 9.1.16 or with respect to Taxes, there are no claims, actions, lawsuits or legal or administrative proceedings pending, or, to the knowledge of Seller or the Company, threatened against or affecting the Company or its properties that, if determined adversely to the Company, would reasonably be expected to have a material adverse effect on the Company, the Business as a whole or any significant part of the Property. Neither Seller nor the Company knows of any reasonable basis for any such action, claim, lawsuit or proceeding or any governmental or regulatory investigation relative to the Company, the Business as a whole or the Property. The Company is not in default under any judgment, order or decree of any Governmental Authority which would reasonably be expected to have a material adverse effect on the Company, the Business as a whole or any significant part of the Property after the Effective Date.
    9.1.17  Tariffs: FCC Licenses, Non-FCC Authorizations.
        (a) With respect to federal tariffs, the Company is an issuing carrier in the National Exchange Carrier Association Tariff F.C.C. No. 5 for the purpose of providing interstate access service. Except as described on
Schedule 9.1.17(a), the state regulatory tariffs applicable to the Company stand in full force and effect on the date of this Agreement in accordance with all terms of such state tariffs, and there is no outstanding notice of suspension, cancellation or termination or, to Seller's or the Company's knowledge, any threatened suspension, cancellation or termination in connection therewith, nor is the Company subject to any restrictions or conditions applicable to its state regulatory tariffs that limit or would limit the operation of the Business (other than restrictions or conditions generally applicable to tariffs of that type). Except as described on
Schedule 9.1.17(a), each such state tariff has been duly and validly approved by the appropriate state regulatory agency. Except as otherwise disclosed on Schedule 9.1.17(a), the Company is not in material violation under the terms and conditions of any such state tariff, and there is no basis for any claim of material violation by the Company in any material respect under any such state tariff. Except as described in Schedule 9.1.17(a), there are no applications by the Company or complaints or petitions by others or proceedings pending or threatened before the state regulatory authority relating to the Company, the Business or its operations or the state regulatory tariffs. To the knowledge of Seller and the Company, there are no material violations by subscribers or others under any such state tariff that would be material to the Company or the Business. A true and correct copy of each state tariff applicable to the Company or the Business has been delivered to Buyer.
        (b) Listed on Schedule 9.1.17(b) are the FCC Licenses held by the Company. Each such FCC License is in full force and effect in accordance with its terms, and there is no outstanding notice of suspension, cancellation or termination or, to Seller's or the Company's knowledge, any threatened suspension, cancellation or termination in connection therewith nor are any of such FCC Licenses subject to any restrictions or conditions that limit the operation of the Business (other than restrictions or conditions generally applicable to licenses of that type). The FCC Licenses are free from all security interests, liens, claims, or encumbrances of any nature whatsoever. Except as set forth on Schedule 9.1.17(b), there are no applications by the Company or material complaints or material petitions by others or proceedings pending or threatened before the FCC relating to the Company or the FCC Licenses.
        (c) Listed on Schedule 9.1.17(c) are all Non-FCC Authorizations materially necessary for the conduct of the Business which would include, without limitation, all FAA radio tower ownership authorizations. Each such Non-FCC Authorization is in full force and effect in accordance with its terms. To Seller's and the Company's knowledge, no event has occurred with respect to any materially necessary Non-FCC Authorization which permits, or after notice or lapse of time or both would permit, revocation or termination thereof, or would result in any other material impairment of the rights of the holder of such materially necessary Non-FCC Authorization.
    9.1.18  Employee Matters.
        (a) Schedule 9.1.18(a) lists (and identifies the sponsor of) each material "employee pension benefit plan, " as that term is defined in Section 3(2) of ERISA, each material " employee welfare benefit plan," as that term is defined in Section 3(1) of ERISA maintained or contributed to by the Company or any of its Affiliates in respect of any Transferred Employee (as defined below) (such plans being hereinafter referred to collectively as the "ERISA Plans"), and each other material retirement, pension, profit-sharing, money purchase, deferred compensation, incentive compensation, bonus, stock option, stock purchase, severance pay, unemployment benefit, vacation pay, savings, medical, dental, post-retirement medical, accident, disability, weekly income, salary continuation, health, life or other insurance, fringe benefit, or other employee benefit plan, program, agreement, or arrangement maintained or contributed to by the Company or its Affiliates in respect of or for the benefit of any Transferred Employee or former employee, excluding any such plan, program, agreement, or arrangement maintained or contributed to solely in respect of or for the benefit of Transferred Employees or former employees employed or formerly employed by the Company outside of the United States, as of the date hereof (collectively, together with the ERISA Plans, referred to hereinafter as the "Plans"). Seller has supplied Buyer with a true and complete copy of each Plan and all amendments thereto. Schedule 9.1.18(a) also includes a list of each material written employment, severance, termination or similar-type agreement between the Company or its Affiliates and any Transferred Employee (the "Employment Agreements").
Except to the extent that any assets, liabilities, or accounts are transferred from the Plans or Agreements (pursuant to an Employee Transfer Agreement or otherwise) to plan(s) or agreement(s) maintained or contributed to by Buyer, all such Plans and Agreements shall remain the liabilities of the Seller or its Affiliates and Seller shall take any and all steps necessary to ensure that neither Buyer nor the Company shall be a sponsor of any such Plan or Agreement subsequent to the Effective Date. Except as otherwise disclosed on Schedule 9.1.18(a), the execution and delivery of this Agreement by Seller and the performance of this Agreement by Seller will not directly result now or at any time in the future in (i) the payment by the Company or its Affiliates to any Transferred Employee of any severance, termination, or similar type payments or benefits or (ii) any "parachute payment" (as such term is defined in Section 28OG of the IRC) being made by the Company or its Affiliates to any Transferred Employee.
        (b)    Except as set forth on Schedule 9.1.18(b):
            (i) Neither the Company nor any of its Affiliates, any of the ERISA Plans, any trust created thereunder, or any trustee or administrator thereof, has engaged in any transaction as a result of which the Company could be subject to any material liability pursuant to Section 409 of ERISA or to either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed pursuant to Section 4975 of the IRC; and
            (ii) Since the effective date of ERISA, no material liability under Title IV of ERISA with respect to the ERISA Plans has been incurred or is reasonably expected to be incurred by the Company or any of its Affiliates (other than liability for premiums due to the PBGC), unless such liability is reserved for or otherwise reflected on the Financial Statements or unless such liability has been, or prior to the Effective Date will be, satisfied in full.
            (iii) There is no contract or Employment Agreement covering any Transferred Employee of the Company that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the IRC.
            (iv) Neither the Company nor any of its Affiliates has engaged in, or is a successor or parent corporation to a person that has engaged in, a transaction described in Section 4069 of ERISA.
        (c) Except as set forth on Schedule 9.1.18(c), with respect to the ERISA Plans other than those ERISA Plans identified on Schedule 9.1.18(a) as "multi-employer plans":
            (i) the PBGC has not instituted proceedings to terminate any Plan that is subject to Title IV of ERISA (the "Retirement Plans") and no condition exists or has existed which could constitute grounds for any termination by PBGC;
            (ii) no filing has been made by the Company, or any of its Affiliates with the PBGC to terminate any Retirement Plan identified on
Schedule 9.1.18(a);
            (iii) none of the ERISA Plans has incurred an "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the IRC), whether or not waived, as of the last day of the most recent fiscal year of each of the ERISA Plans ended prior to the Execution Date;
            (iv) each of the ERISA Plans has been operated and administered in all material respects in accordance with its provisions and with all applicable laws;
            (v) each of the ERISA Plans that is intended to be "qualified" within the meaning of Section 401(a) of the IRC and, to the extent applicable, Section 401(k) of the IRC, has been determined by the IRS to be so qualified, and nothing has occurred since the date of the most recent such determination (other than the effective date of certain amendments to the IRC, the remedial amendment period for which has not yet expired) that would adversely affect the qualified status of any of such ERISA Plans;
            (vi) there are no pending material actions, claims or lawsuits which have been asserted or instituted against any of the ERISA Plans, the assets of any of the trusts under such Plan, the plan sponsor, the plan administrator, trustee or any other fiduciary of such Plans with respect to any aspect of such ERISA Plans (except for routine benefit claims or routine expenses).
        (d) Except as set forth on Schedule 9.1.18(d), none of the ERISA Plans is a "multi-employer plan," as that term is defined in Section 3(37)
of ERISA and with respect to any such multiemployer plans (as so defined) listed in Schedule 9.1.18(d), Seller has not made or incurred a "complete withdrawal" or a "partial withdrawal," as such terms are respectively defined in Sections 4203 and 4205 of ERISA that would result in the incurrence of a material liability by the Company that is not reserved for or otherwise reflected on the Financial Statements.
        (e) Except as set forth on Schedule 9.1.18(e), no post-retirement medical and life insurance benefit obligations exist with respect to any Transferred Employees of the Company.
        (f) No Plan identified on Schedule 9.1.18(a) has any restrictions against termination or modification, either by its terms or, to Seller's or the Company's knowledge, due to any written or oral communications by any representative of the Company nor any of its Affiliates.
        (g) Except as set forth on Schedule 9.1.18(g), (i) none of the Transferred Employees are represented by a labor union or labor organization and (ii) neither the Company nor any of its Affiliates is a party to nor is the Company subject to, any collective bargaining agreement covering any Transferred Employee. There are currently no strikes, slowdowns, work stoppages or lockouts by or with respect to any Transferred Employee covered by collective bargaining agreements. Except as set forth on Schedule 9.1.18(g), to the best knowledge of Seller and the Company, during the twelve
(12) months preceding the Execution Date there have not been any union organizational campaigns by or directed at the employees of the Company.
    Except as set forth on Schedule 9.1.18(g), no condition has existed or exists that has caused or could be expected to result in the imposition of any lien or encumbrance under ERISA or the IRC on any part of the Property.
        (h) Seller will make available to Buyer, prior to the Closing Date, a list of those Transferred Employees that Seller believes to have participated in the health or dependent care reimbursement accounts of the Company, together with the elections made prior to the Effective Date with respect to such accounts through the Effective Date.
        (i) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will cause any acceleration of benefits under any Plan.
    9.1.19  Schedules of the Telephone Plant.  Seller has set forth on
Schedule 9.1.19 copies of schedules (at the level of detail agreed to by the parties but in any case including details regarding net book value and continuing property records lists associated therewith) of the Company's Telephone Plant as of June 30, 1994, including, to the extent available, a schedule specifically identifying the Telephone Plant that is associated with the Unregulated Business. The account balances reflected on the schedule of Telephone Plant correspond, in all material respects, to the associated account balances reflected on the Company's Continuing Property Records.
    9.1.20. Accuracy of Certain Information. With respect to the Company's Business, Seller hereby represents and warrants to Buyer as follows:
        (a) The information regarding type of central office switch and number of access lines in service for each exchange set forth on Schedule
9.1.20 (a) is true and complete in all material respects as of the respective dates set forth thereon.
        (b) The information set forth only with respect to the 1993 column of the "Capital Budget-Network Modernization Forecast" attached as Schedule
9.1.20 (b) is true and complete as of December 31, 1993.
        (c) Schedule 9.1.20 (c) sets forth a substantially complete list of all vehicles included in the Property (including trailers, equipment mounted on trailers and self-propelled equipment) together with the manufacturer, model and year of each such vehicle, and indicates whether such vehicle is owned or leased by the Company.
        (d)    [INTENTIONALLY DELETED]
        (e) Schedule 9.1.20(e) sets forth a true and complete list of the interstate billing and collection revenues and intrastate interlata billing and collection revenues of the Company for the year 1993.
    9.1.21 Rate Base. Except as set forth on Schedule 9.1.21, the Company has no materials and supplies, plant or equipment that has been disallowed from rate base or excluded from the revenue calculations for any pool (unless due to the deregulation of the service for which such assets are used) or in the most recent rate order issued by the PUC or the FCC or any determination by an administrator of an interstate or intrastate pool, and has not received written notification that the PUC or the FCC or any pool administrator proposes to exclude any assets from rate base or revenue calculations for the pools, or any tariff filed with or approved in the most recent rate order of the PUC or the FCC, in each case which materials and supplies, plant or equipment, in the aggregate, would be in excess of one percent (1%) of Net Telecommunications Plant.
    9.1.22 Payments. All material payments of any kind required to be made by the Company to third parties under any Contract and maturing prior to the Effective Date have been, or will be as of the Effective Date, properly and timely paid or provided for, unless otherwise subject to a bona fide dispute disclosed in Schedule 9.1.22.
    9.1.23 Compliance with Laws. Except as Seller shall specifically indicate on Schedule 9.1.23, (i) the Company is in compliance in all material respects with all Laws applicable to it, the Property and the Business and holds all governmental permits or licenses required in order to conduct the Business and to own and operate the Property; (ii) the present uses of the Property in the conduct of the Business do not violate in any material respect any Law and (iii) no written notice or warning from any governmental or regulatory authority with respect to any failure or alleged failure by the Company to comply with any Law or questioning the validity of any governmental permit or license, has been issued or given, nor to the knowledge of Seller or the Company, is any such notice or warning proposed or threatened.  Neither Seller nor the Company is aware of any fact, event or circumstance relating to the Company that is reasonably likely to cause a regulatory agency to deny or withhold its approval to the transactions contemplated hereby.
    9.1.24 Correct Records. The financial records, ledgers, account books and other accounting records of the Company are current, correct and complete and reasonably well organized, in all material respects and to the knowledge of Seller and the Company, to the extent required by applicable Law, conform in all material respects with the rules and regulations of the FCC and PUC. The Company and its Affiliates have retained substantially all Original Cost Documents regarding the expenditures made by the Company within the immediately preceding two-year period that relate to the Company's Net Telecommunications Plant, and such Original Cost Documents are correct and complete in all material respects.
    9.1.25  Materials and Supplies.      As of the Effective Date, the value
(as reflected on the Company's books) of the Company's materials and supplies relating to the Business which are obsolete or in excess of the requirements of the Business, will not materially exceed the Company's reserve for obsolete or excess Materials and Supplies as reflected on the Company's books.
     9.1.26 Assets Necessary to the Business. The Property includes all of the assets and properties (including all licenses and agreements) currently being used or which are reasonably necessary to carry on the Business as currently conducted, other than the assets and properties included in the Excluded Property.
    9.1.27  Indian and BIA Consents.
        (a) Schedule 9.1.27 sets forth all easements, rights-of-way, franchises, licenses, permits, consents, approvals, certificates and other authorizations of tribal authorities and the United States Bureau of Indian Affairs (the "BIA") held by the Company (collectively "Indian Authorizations"). All such Indian Authorizations are in full force and effect, the Company is not in material default thereunder, and there are no other Indian Authorizations required to be obtained by the Company from, or filings required to be made by the Company with, any tribal authority or the BIA; except where the failure to obtain such Indian Authorizations or to make such filings would not have a material adverse effect on the Company, the Business as a whole or on any significant part of the Property after the Effective Date.
        (b) Except as disclosed on Schedule 9.1.27, there are no material claims, actions, lawsuits or other proceedings pending, or, to the knowledge of Seller or the Company threatened, with respect to any of the Property located, or any operations of the Business conducted, on Indian reservations or tribal lands, and no tribal authority has given written notice of or, to Seller's or the Company's knowledge, has threatened, any cancellation, revocation, termination or material amendment or modification of any Indian Authorization.
        (c) Except as set forth on Schedule 9.1.27, no consent, approval or waiver from, or filing with, any tribal authority or the BIA is required to be obtained or made in connection with the execution and delivery by Seller of this Agreement, or Seller's fulfillment of its obligations under this Agreement.
    9.1.28 Unregulated Business. Schedule 2.2(b) is an accurate summary description of the Unregulated Business, in detail reasonably acceptable to Buyer.
    9.1.29. Capital Improvements Required by PUC and Government Authorities. Except as set forth on Schedule 9.1.29, there are no changes, modifications, upgrades or enhancements required by the PUC or any Government Authority to be made to the Property or the operation thereof.
    9.1.30 Undisclosed Liabilities. Except as contemplated by this Agreement or as otherwise set forth in Schedule 9.1.30 the Company has no liabilities or obligations of any nature, secured or unsecured (absolute, accrued, contingent or otherwise and whether due or to become due), of a nature required to be recorded or disclosed in a corporate balance sheet prepared in accordance with GAAP, except liabilities and obligations which are not materially in excess of amounts reflected, reserved against or disclosed in the December 31, 1993 Financial Statements or the notes thereto and except for liabilities and obligations incurred in the ordinary course of business since December 31, 1993. Except as may be reflected in the December 31, 1993 Financial Statements or the notes thereto or on Schedule 9.1.30, the Company has no obligations under guarantees, endorsements or indemnities of the obligations of any other person or entity.
    9.1.31 Banks. Schedule 9.1.31 lists the name of each bank in which the Company has an account or safe deposit box, and the names of all persons authorized to draw thereon or have access thereto, and the names of all persons holding a power of attorney from the Company.
    9.1.32 Ownership of Shares. Seller is the record and beneficial owner of the Shares, which comprise 100% of the outstanding shares of all classes of capital stock of the Company. Seller has legal, valid and marketable title to the Shares, free and clear of all liens, claims, options, security interests or other encumbrances of any character whatsoever ("Encumbrances"). The sale and delivery of the Shares to Buyer pursuant to Article 2 will vest in Buyer legal, valid and marketable title to the Shares free and clear of all Encumbrances other than Encumbrances created or suffered by Buyer and restrictions on sales of the Shares under applicable federal and state securities laws.
    9.1.33 Capital Stock. The Common Stock is the only capital stock authorized to be issued by the Company. The Shares are the only shares of Common Stock outstanding. All of the Shares are duly authorized, validly issued, fully paid and non-assessable. There are outstanding no securities convertible into, exchangeable for, or carrying the right to acquire, equity securities of the Company nor are there any subscriptions, warrants, options, rights or other arrangements or commitments (other than this Agreement) which could obligate Seller or the Company to issue any shares of capital stock or dispose of any ownership interest therein. There are no outstanding obligations of the Company to issue or deliver, or to repurchase, redeem or otherwise acquire any capital stock or other securities of the Company.
    9.1.34 Investments. Set forth on Schedule 9.1.34 is the name of each corporation, partnership, joint venture or other entity in which the Company has, or pursuant to any agreement will have, directly or indirectly, the right to acquire by any means, an equity interest therein, together with a description of the Company's interest (or right to acquire the same) in such entity, including any Encumbrances on such interest.
    9.1.35 Corporation Organization of Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of New Mexico; it has full corporate power and authority to own its properties and to carry on the Business as it is now being conducted, and to own or hold under the lease, the Property.
    9.2 Representations and Warranties of Buyer. Buyer represents and warrants to Seller as follows:
    9.2.1 Corporate Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease or otherwise hold the assets owned, leased or held by it.
    9.2.2 Authorization and Effect of Agreement. Buyer has the requisite corporate power and authority under its Certificate of Incorporation and Bylaws to execute and deliver this Agreement, to own the Shares and to fulfill all other obligations of Buyer under this Agreement. The execution and delivery by Buyer of this Agreement and the fulfillment by it of its obligations under this Agreement have been duly authorized by all necessary corporate action on the part of Buyer. Buyer has the requisite legal capacity to purchase, own and hold the Shares upon the consummation of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Buyer and, assuming the due execution and delivery of this Agreement by Seller, constitutes a valid and binding obligation of Buyer, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the enforcement of creditors' rights generally and subject to the qualifications that general equitable principles may limit the enforcement of certain remedies, including the remedy of specific performance.
    9.2.3 No Restrictions Against Purchase of the Shares. The execution and delivery of this Agreement by Buyer do not, and the fulfillment by Buyer of its obligations under this Agreement will not, conflict with, violate or result in the breach of any provision of the certificate of incorporation or bylaws of Buyer or, subject to obtaining the approvals and consents referred to in Article 5, conflict with, violate or result in the breach of, constitute default under, or accelerate the performance required by any Contract to which Buyer is a party. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required to be obtained or made by or with respect to Buyer in connection with the execution and delivery of this Agreement by Buyer or the fulfillment by Buyer of its obligations under this Agreement, except (i) the filings and approvals described in Article 5, and (ii) the filings and approvals listed on Schedule 9.2.3.
    9.2.4 No Violation of Law. The execution and delivery of this Agreement and the fulfillment by Buyer of its obligations under this Agreement will not violate any Law.
    9.2.5  Brokers.  Buyer has not paid or become obligated to pay any fee or commission to any broker, finder, investment banker or other intermediary in connection with the transactions contemplated by this Agreement in such a manner as to give rise to a claim against Seller for any broker's or finder's fees or similar fees or expenses.
    9.2.6 No Material Claims. There are no claims, actions, lawsuits or legal proceedings pending or, to the knowledge of Buyer, threatened against Buyer or its properties that would prevent the consummation of the transactions contemplated by this Agreement.
    9.2.7 FCC Tariffs. In connection with obtaining consent to the transfer of control of the Company's FCC's Licenses, as described in Section 5.4, Buyer will not file any application or request for a waiver of Part 36 (study areas), Part 61 (tariffs), and Part 69 (price caps and study areas) of the FCC Rules, and that on the Effective Date the study areas relating to the Exchanges shall remain in the National Exchange Carrier Association Tariff FCC No. 5, provided, however, that such study areas shall remain in the NECA Tariff FCC No. 5 after the Effective Date only for so long as Buyer, in its sole discretion, shall determine.
    9.2.8 Investment. Buyer understands that the Shares that it will acquire pursuant to this Agreement have not been registered under the Securities Act of 1933, as amended (the "Act"), and cannot be offered for sale, sold or otherwise transferred unless the Shares subsequently are so registered or qualified for exemption from registration under the Act. The Shares are being acquired under this Agreement by Buyer in good faith solely for its own account, for investment and not with a view toward resale or other distribution within the meaning of the Act. The Shares will not be offered for sale, sold or otherwise transferred by Buyer without either registration or exemption from registration under the Act and applicable state securities laws. Buyer has such knowledge and experience in financial and business matters that Buyer is capable of evaluating the merits and risks of Buyer's investment in the Shares. Buyer understands and is able to bear any economic risks associated with such investment (including the necessity of holding the Shares for an indefinite period of time, inasmuch as the Shares have not been registered under the Act).
               ARTICLE 10.  CONTINUING BUSINESS RELATIONSHIPS
    10.1  Transition Services Agreement.  If requested in writing by Buyer on or prior to March 15, 1995, the parties shall, as promptly as practicable but in any event within 30 days after Buyer's written request, negotiate in good faith and enter into a Transition Services Agreement, to be effective no later than the Effective Date, pursuant to which Seller will provide to the Company, at the Company's expense, such financial, accounting, billing, computer, network, administrative and other services (including services relating to the conversion of systems and processes) as may be reasonably requested by Buyer, which agreement shall be in form and substance as mutually agreed to by both Buyer and Seller (the "Transition Services Agreement").
                ARTICLE 11.  ADDITIONAL COVENANTS OF THE PARTIES
    11.1   Intellectual Property.
    11.1.1 Definition. "Intellectual Property" means all inventions (whether patentable or not and whether or not such inventions are described or claimed in any patent or patent application), designs (useful or ornamental), and works subject to copyright that may be embodied in, without exclusion, invention disclosures, specifications, manuals, drawings, functional or system block diagrams, flow charts, circuit diagrams, design or user documentation, engineering notebooks, schematics, test programs, documented procedures, documented processes, documented flows, devices, software, or firmware, that relate to the function, design, development, manufacture, testing, use, operation, maintenance or repair of any product, apparatus, article of manufacture, process, method or service. "Intellectual Property" shall also include patents, patent applications (including continuations, continuations-in-part, divisions, reissues, reexamined patents and patent applications and extensions thereof), copyrights (whether common law or statutory, registered or unregistered), or trade secrets, residing in the subject matter above.
    11.1.2  Grant by Seller.
        (a) Subject to the terms and conditions of this Agreement Seller will use its best efforts to assist the Company (provided that Buyer shall be responsible for any fees associated therewith) in obtaining the consent of any necessary third party for the use of any Intellectual Property that the Company has placed in public use on, or prior to, the Effective Date and that is presently used by the Company, but excluding any Intellectual Property listed in Schedule 11.22.
        (b) The above Section 11.1.2(a) sets forth Seller's entire obligation with respect to the Intellectual Property to the Company. Except as specifically provided otherwise in this Agreement or any other agreement between Buyer and Seller, Seller shall have no continuing obligation beyond the Effective Date to provide support of any kind in the Company's use of such Intellectual Property.
        (c) Buyer agrees and understands that Seller or its Affiliates shall retain ownership of all Intellectual Property owned by Seller or its Affiliates as of the Effective Date. Buyer further agrees and understands that the retained ownership shall include the right of Seller to grant licenses to vendors and customers of Seller, and to other third parties.
        (d) Additional agreements, if any, between Buyer and Seller regarding possession and use by the Company of computer software that is owned by Seller, or that is licensed by an Affiliate of Seller to Seller, are set forth in Schedule 11.1.2.
    11.1.3 Nonassertion. Seller agrees that, with respect to the Intellectual Property that as of the Effective Date the Company owns or controls or under which it has the right to grant licenses, Seller shall not assert against Buyer, or Affiliates of Buyer, or vendees, mediate or immediate, of Buyer or the Company, a claim of infringement, misappropriation or misuse of such Intellectual Property right arising from the Company's activities practiced in the ordinary and normal course of the Business.
    11.1.4  Infringement.
        (a) Notwithstanding any other provision of this Agreement and subject to the representation in Section 11.1.3, Buyer understands that Seller has not made or given, and does not make or give, any warranty as to the value, enforceability, or validity of any Intellectual Property or that the use by the Company of any Intellectual Property under this Agreement will not infringe other intellectual property rights not licensed under this Agreement.
         (b) Nothing contained in this Agreement shall be construed as an agreement by, or obligation of, Seller to bring or prosecute actions or suits against third parties for infringement or violation of any Intellectual Property licensed hereunder.
        (c) Seller shall have no obligation to defend, indemnify or hold harmless the Company or Buyer from any damages, costs or expenses resulting from any obligation, proceeding or suit based upon any claim that any activity, subsequent to the Effective Date, engaged in by Buyer, the Company, a customer of Buyer's or the Company's or anyone claiming under Buyer or the Company constitutes direct or contributory infringement or misuse of any intellectual property rights not licensed under this Agreement.
        (d) Buyer shall be liable for and shall hold Seller and its Affiliates harmless from and against any and all Indemnifiable Losses resulting from any obligation, proceeding or suit based upon any claim that any activity conducted or engaged in, subsequent to the Effective Date, by Buyer, the Company, a customer of Buyer's or the Company's, or anyone claiming under Buyer or the Company constitutes direct or contributory infringement, or misuse, or misappropriation of any intellectual property right of any third party.
    11.1.5  Trademark Phaseout; Corporate Name Change.
        (a) Buyer acknowledges that Seller or its Affiliates are the owners of, and have permitted the Company to use, certain trade names, trade dress, trademarks, service marks, logos and related intangible property (collectively, "Marks") used in connection with the Business, including, without limitation, the items listed on Schedule 11.1.5, and Buyer understands and agrees that the Marks, or any right or license of the Company to the Marks are not being transferred pursuant to this Agreement. Buyer acknowledges Seller's exclusive and proprietary rights in the use of the Marks, and Buyer agrees that it shall cause the Company not to use the Marks (or any names or Marks confusingly similar to the Marks) except as expressly set forth in this Section 11.1.5. After the Effective Date, Buyer shall cause the Company to replace all Marks of Seller as soon as possible, but in no event later than one hundred eighty (180) days after the Effective Date for Marks affixed to items with a valid continuing use in the Company's conduct of the Business, including, without limitation, buildings, vehicles, heavy equipment, hard hats, tools, tool boxes, kits (safety and others), signs, manual covers and notebooks. After the Effective Date, Buyer will cause the Company to not use, and will destroy or deliver to Seller, all such items with Marks affixed to them that have no valid continuing use in the Company's conduct of the Business, including items affecting customer or employee relations or items that do not reflect the Company's true identity. Specific items to be destroyed or returned include items with Marks affixed to them including, without limitation, giveaways; order, purchase or materials forms; requisitions; invoices; statements; time sheets/labor reports; bill inserts; stationery; personalized note pads; maps; organization charts; bulletins/releases; sales/price literature; manuals or catalogs; report covers/folders; program materials; and materials such as media contact lists/cards. The one hundred eighty (180) day time period for replacement of Marks affixed to telephone directories that were already published or closed for publication as of the Effective Date shall be extended to the production of replacements for such directories.
        (b) Within two business days after the Effective Date, Buyer shall take all action necessary to change the corporate name of the Company so as to reflect that the Company is no longer an Affiliate of Seller.
    11.1.6 Goodwill. Buyer recognizes the value of the goodwill associated with the Marks, and acknowledges that the Marks and all rights therein and the goodwill pertaining thereto belong exclusively to Seller, and that the Marks have a secondary meaning in the minds of the public.
    11.1.7 Quality of Goods. Buyer agrees that the conduct of the Business after the Effective Date by the Company using the Marks shall be provided in accordance with all applicable federal, state and local laws, and that the same shall not reflect adversely upon the good name of Seller, and that the conduct of the Business will be of a standard and skill equivalent to that employed prior to the Effective Date.
    11.1.8 Seller's Remedies for Unauthorized Use of Marks. Buyer acknowledges that the Company's failure to cease use of the Marks as provided in this Agreement, or its improper use of the Marks, will result in immediate and irreparable damage to Seller. Buyer acknowledges and admits that there is no adequate remedy at law for such failure to terminate use of the Marks, or for such improper use of the Marks, and Buyer agrees that in the event of such failure or improper use, Seller shall be entitled to equitable relief by way of temporary restraining order or injunction or any other relief available under this Agreement.
    11.2 Effect of Due Diligence and Related Matters. Buyer represents that it is a sophisticated entity that was advised by knowledgeable counsel and, to the extent it deemed necessary, other advisors in connection with this Agreement and by the Effective Date will have conducted its own independent review and evaluation of the Company. Accordingly, Buyer covenants and agrees that (i) except for the representations and warranties set forth in this Agreement and the Schedules (and the Financial Statements, the Additional Financial Statements, and actuarial reports required pursuant to the Employee Transfer Agreement), Buyer has not relied and will not rely upon any document or written or oral information furnished to or discovered by it or its representatives, (ii) there are no representations or warranties by or on behalf of Seller or its Affiliates or representatives except for those expressly set forth in this Agreement and in any other written agreement entered into with Seller or any of its Affiliates in connection with this Agreement, and (iii) to the fullest extent permitted by law, Buyer's rights and obligations with respect to all of the foregoing matters will be solely as set forth in this Agreement or in such other written agreements.
    11.3 Confidentiality. Whether or not the Closing occurs, the parties hereto and their respective officers, directors, employees and representatives will comply with the Confidentiality Agreement, the provisions of which are expressly incorporated herein in their entirety by this reference.
    11.4  Additional Financial Statements.
    Seller shall deliver to Buyer the following financial statements of the Company (collectively, the "Additional Financial Statements") within the time periods set forth below:
        (a) Within forty-five (45) days after the Execution Date for the month of October, 1994, and within forty-five (45) days after the close of each month beginning with November, 1994, and continuing up to and including the month next preceding the month in which the Closing occurs, a balance sheet and income statement as of and for such month, and as of and for the year-to-date period then ended; and
        (b) By April 30, 1995, a balance sheet for the year ended December 31, 1994, and an income statement and statement of cash flows for 1994, together with the auditor's report thereon.
    11.5 Conduct of Business. From the Execution Date until the Effective Date, except as described in Section 11.22, Seller shall cause the Company to conduct the Business in the ordinary course in accordance with prudent business judgment and consistent with past practice and policy and to (i) preserve the Business as an ongoing business, (ii) keep available to the Business its services and the services of its Affiliates at least to the same extent as such were generally available from January 1, 1994 through the Execution Date and are available on the date hereof, (iii) not take any action that would jeopardize any material and beneficial contractual relationships with persons having business dealings with the Business, and
(iv) preserve all of the Business' tariffs, certificates, licenses, authorizations and other rights.
    From the Execution Date to the Effective Date, except as described in
Section 11.22 and except with the prior written consent of Buyer, which the Buyer shall not unreasonably withhold:
        (a) The Business will be conducted in substantially the same manner as it is presently being conducted on the Execution Date. Seller will cause the Company to refrain from entering into any material transaction or contract other than in the ordinary course of business and to not make any material change in the general nature of the Business or in its methods of management, marketing, accounting or operations (including repair and maintenance functions).
        (b) Seller will cause the Company not to (i) create or incur any indebtedness for borrowed money or otherwise, except in the ordinary course of business, (ii) enter into or terminate, as lessor or lessee, any Lease other than in the ordinary course of business, (iii) create any liens or other security interest, except in the ordinary course of business, or (iv) change in any material respect or terminate any of the insurance policies referred to in Section 9.1.14, unless equivalent coverage is obtained.
        (c) Except as listed or described on Schedule 11.5(c), and except for dispositions of salvaged property that has been replaced in accordance with the plans attached in Schedule 11.5(c), Seller will cause the Company not to sell, lease, dispose of or otherwise transfer, or make any contract for the sale, lease, disposition or transfer of any Property other than, with respect to any individual item (other than vehicles) having a value of less than Seventy-Five Thousand Dollars ($75,000.00) and with respect to all items (other than vehicles) the aggregate value of which shall not exceed Two Hundred Fifty Thousand Dollars ($250,000.00).
        (d) Without prior reasonable notification to Buyer, or unless otherwise expressly directed by the PUC, Seller will cause the Company not to (i) institute any proceeding with respect to, or otherwise change, amend or supplement any tariff or (ii) enter into or agree to any stipulation, order, or decree of, or settlement with the PUC that, in the case of (i) or
(ii) above, would have a material adverse effect on the revenue, authorized return on equity or earnings of the Business. Seller will cause the Company not to file any application, petition, motion, brief, testimony, settlement agreement or other pleading in any proceeding before the PUC, or before the FCC (except for filings on behalf of all of Seller's local exchange telephone companies) or appeals related thereto, unless Seller shall have first provided Buyer with a copy of the same and provided Buyer with a reasonable opportunity to comment to Seller with respect thereto. If Buyer determines it should intervene in any proceeding before the PUC in which Buyer's position is or may be different from the Seller's or the Company's, Seller will not, and will cause the Company not to, without waiving any other rights related thereto, oppose Buyer's intervention in such proceeding.
        (e) Except as listed on Schedule 11.5(e) or as required by law or in the ordinary course of business of the Company or pursuant to any Contract, Seller will cause the Company not to (i) enter into or amend any employment agreement with any individual that will become a Transferred Employee, or enter into or amend any union agreement or commitment (including any new commitment to pay retirement or other benefits, or amendments to the Company's retirement plans), (ii) effect any net increase over five percent (5%) since the Execution Date in the number of employees of the Company who will become Transferred Employees, or (iii) increase over 5% the benefit provided under any plans concerning employee benefits or increase the general rates of compensation of the Transferred Employees, or change the manner by which compensation (including fringe benefits) is determined and paid to any Transferred Employee.
        (f) Seller will cause the Company not to engage in any intercompany transactions with any Affiliate thereof, except for transactions consistent with past practice.
        (g) Seller shall cause the Company to maintain the Property in good repair, order and condition, reasonable wear and use excepted, and shall maintain the Company Books and Records in the usual, regular and ordinary manner on a basis consistent with prior years.
        (h) Seller will cause the Company not to make any commitment to take any actions prohibited by the provisions of this Section 11.5.
        (i) Seller will cause the Company not to issue, sell, purchase or redeem, to grant any option or right to purchase, or to otherwise agree to issue, sell, purchase or redeem any shares of its capital stock or any other securities.
        (j) Seller will cause the Company not to amend its Articles of Incorporation or Bylaws.
        (k) Seller will not permit the Company to merge or consolidate with any other person or entity or acquire a material amount of assets of any other person or entity.
    11.6 Construction Projects and Capital Budget. By December 31, 1994, Buyer and Seller shall have met and reviewed the Company's construction and other capital expenditure plans for the calendar years 1994 and 1995 (or such later date agreed to by the parties). The construction and capital expenditure plans which Buyer shall have approved (both as to the type of project and the dollars expended) shall be set forth on Schedule 11.6, and the parties agree that when such expenditures have been incurred they will constitute an addition to a component of Net Telecommunications Plant thereby becoming subject to Section 3.2(c). Seller agrees to cause the Company to use its best efforts substantially to complete such plans within the projected time schedules; provided, that the Company will not incur any liability for unbudgeted expenditures in excess of $200,000.00 in the aggregate without the prior written consent of Buyer. All construction work that is in progress on the Effective Date will be accounted for by identifying and accruing all associated time reporting, material invoices or contractor invoices inputted or received on or before the Effective Date, and all payments therefor shall be the responsibility of the Company and will constitute an addition to a component of Seller's Net Telecommunications Plant thereby becoming subject to Section 3.2(c).
    11.7 Further Assurances. After the Closing, Seller will furnish to Buyer such other instruments and information about the Company as Buyer may reasonably request in order to convey to Buyer title to the Shares, to be delivered from time to time upon Buyer's reasonable request.
    11.8    [INTENTIONALLY DELETED]
    11.9 Risk of Loss Prior to the Effective Date. If any material damage, loss or destruction of any sort (including, without limitation, by theft, unauthorized use, fire, act of God or condemnation) occurs prior to the Effective Date to any of the tangible properties that constitute the Property, Seller shall promptly notify Buyer thereof (the "Casualty Notice").
        (a) If Seller and Buyer, by mutual agreement, reasonably estimate that the cost to repair or replace such damaged, lost or destroyed Properties (the "Damaged Property") will exceed Two Million Seven Hundred Five Thousand Fifty Dollars ($2,705,050.00), either party may, by written notice to the other party (the "Casualty Termination Notice") within thirty (30) days after the date of delivery of the Casualty Notice, terminate this Agreement.
        (b) If Seller and Buyer, by mutual agreement, reasonably estimate that the cost to repair or replace the Damaged Property will not exceed Two Million Seven Hundred Five Thousand Fifty Dollars ($2,705,050.00), or the Casualty Termination Notice is not given by either party, then Seller, within forty-five (45) days after the damage or destruction, shall agree in writing to take all action, and to cause the Company to take all action,
            (i) to repair or replace, prior to the Effective Date, at the Company's sole cost and expense, the Damaged Property, and the Company will be entitled to make all claims related to the Damaged Property and to receive and retain all proceeds of insurance payable with respect to the Damaged Property; or
            (ii) subject to the other terms and conditions of this Agreement, prior to the Effective Date, the Damaged Property will be excluded from the Company and will become Excluded Property, the Company will obtain as a substitute therefor an equivalent item or items of Property if the Damaged Property is personal property, and Real Property if the Damaged Property is Real Property, but only if such substituted personal property or Real Property is satisfactory to Buyer, and the Company will be entitled to make all claims related to the Damaged Property and to receive and retain all proceeds of insurance payable with respect to the Damaged Property.
        (c) If Seller fails to make an election pursuant to Section 11.9(b)(i) or (ii), the Buyer shall have the option, within thirty (30) days after the initial forty-five (45) day period, to elect one of the following options:
            (i) subject to the other terms and conditions of this Agreement, the parties will proceed to Closing in the manner contemplated by this Agreement, the Damaged Property will remain part of the Property, the adjustment to the Purchase Price contemplated by Section 3.2(a)(1) will be made, and the Company will be entitled to make, all claims related to the Damaged Property and to receive and retain any proceeds of insurance with respect to the Damaged Property; or
            (ii) subject to the other terms and conditions of this Agreement, prior to the Effective Date, the Damaged Property will be excluded from the Company and will become Excluded Property, the Company will be entitled to make all claims related to the Damaged Property and to receive and retain all proceeds of insurance payable with respect to the Damaged Property, and the Purchase Price Adjustment contemplated by Section 3.2(a)(2) will be made.
        (d) Notwithstanding the other provisions of this Section 11.9, if the time periods pursuant to this Section 11.9 continue beyond the Effective Date or if Seller has not fully performed its obligations pursuant to Section 11.9(b)(i) or 11.9(b)(ii) prior to the Effective Date (or otherwise made reasonably satisfactory arrangements with Buyer), either party hereto may elect to postpone the Closing and the Effective Date, until the expiration of any such periods or the full performance of such obligations, which election shall be binding upon all parties hereto.
    11.10 Settlements and Cost Studies. The parties agree that, with respect to all toll revenues, settlements, pools, separations studies, Universal Service Fund payments or similar activities, Seller shall receive the benefit or suffer the burden of the results of any such activities that are related to the conduct of the Business or the ownership or operation of the Company on or before the Effective Date.
    11.11    [INTENTIONALLY DELETED]
    11.12   Other Contracts.
    11.12.1 Telephone Directories Published by ALLTEL Publishing Corporation. The Directory Publishing Agreement dated as of November 15, 1994, by and between Company and ALLTEL Publishing Corporation (the "Directory Publishing Agreement") is an Excluded Contract on Schedule 11.22(h), except as hereinafter provided. Within thirty days after the Execution Date, Buyer shall cause its existing directory provider to indicate in writing whether it will provide directory production services to the Company, as of the Effective Date (or as of such later date as described below) with regard to all of the Exchanges on the same terms and conditions as it is presently providing such services to Buyer, and Buyer shall inform Seller within such thirty day period of Buyer's existing telephone directory provider's written intention. If Buyer's existing directory provider's indication is that it will not provide directory publication services for all of the Exchanges on the same terms and conditions that it is presently providing such services to Buyer, then the Directory Publishing Agreement shall be deemed to become a Contract for the purposes of this Agreement. Promptly, thereafter, the Buyer and ALLTEL Publishing Corporation shall agree to meet in good faith to negotiate any necessary amendments to the Directory Publishing Agreement, to be effective as of the Effective Date, to provide for a retention rate equal to or greater than the higher of (x) 60% or
(y) the retention rate provided for in any substantially similar directory publishing agreement between ALLTEL Publishing Corporation and a non-Affiliate of ALLTEL Publishing Corporation that was entered into within 18 months prior to the Effective Date. If Buyer's existing directory provider indicates that it will provide directory publication for all the Exchanges, as provided above, the Directory Publishing Agreement shall remain in effect as to the directory of each of the Exchanges for which (i) the directory is scheduled to be or is published prior to the Effective Date or (ii) the canvass for the directory has begun prior to the Effective Date and it is scheduled to be published after the Effective Date. Under such circumstances, the Buyer's existing directory provider will not begin providing directory publication services for such Exchange until canvass and production begins for the next succeeding directory related to such Exchange.
    11.12.2 Telephone Directories-General. If Buyer's existing directory provider indicates that it will provide directory publication for all of the Exchanges, as provided in Section 11.12.1 of this Agreement, Seller and Buyer agree to cooperate and to use their best efforts as follows:
        (a) Seller will deliver to Buyer on a date mutually agreeable to Buyer and Seller, copies of all records, documents, and materials of the Seller even if in the possession of a third party (the "Directory Records") related to directories of the Exchanges that are published by Seller or its Affiliate.
        (b) Except as otherwise agreed between the parties, Seller and its Affiliate shall have no responsibility for the canvass and production functions of any directories related to the Exchanges that are scheduled to begin canvassing and publication after the Effective Date.
        (c) Seller and Seller's Affiliates and Buyer shall provide the other reasonable access to such documentation, reports and accounting records related to directory publication as may be necessary to insure a proper transition of directory publication in accordance with the terms of such agreements in effect on the Effective Date.
        (d) As promptly as practicable after receipt by Seller of Buyer's existing directory provider's indication that it will provide directory publication services for all of the Company's Exchanges, Seller or its Affiliate (ALLTEL Publishing Corporation), and Buyer will meet to negotiate in good faith to agree upon the services or work, if any, that Seller or its Affiliate (ALLTEL Publishing Corporation) will provide, and the compensation that the Buyer will pay for such services and work, related to any directories that will be canvassed and published by Buyer's existing directory provider.
    11.12.3 B&C Agreements. Seller and Buyer shall, prior to the Closing, use their best efforts to allow Buyer to negotiate, on behalf of the Company, a billing and collection agreement ("B&C Agreement") reasonably satisfactory to Buyer with each interexchange carrier ("IXC") and each local exchange carrier ("LEC") for which the Company provides, on the Execution Date, billing and collection services in any Exchange (each such IXC or LEC is hereinafter referred to as a "Carrier"). Seller and Buyer shall cooperate with each other and make available to each other all documents and records relevant and necessary to allow the Company to finalize negotiations of B&C Agreements, as necessary, and to perform such B&C Agreements after the Effective Date.
    11.12.4 Equipment Manufacturers. Seller shall use its best efforts to assist Buyer, on behalf of the Company, in obtaining a written agreement with such equipment manufacturers (such as Northern Telecom and Stromberg-Carlson; collectively "Equipment Manufacturers") as Buyer may request, covering such software license agreements and other agreements as are necessary to enable the Company after the Effective Date to operate the equipment manufactured and sold by the Equipment Manufacturers included in the Property in substantially the same manner as operated by the Company prior to the Effective Date. The agreements shall contain material terms and conditions (including license and warranty, but not necessarily including pricing) that are substantially the same as those provisions in the corresponding agreements between the Company and the Equipment Manufacturers as of the Effective Date. Buyer understands and agrees that the price and fee provisions of such agreements will be as negotiated between Buyer, on behalf of the Company, and the Equipment Manufacturers. The above obligation of Seller shall be expressly conditioned upon the acceptance by Buyer, on behalf of the Company, of all material obligations accepted by Seller in such corresponding agreements. It is the responsibility of Buyer, on behalf of the Company, to enter into appropriate agreements with the Equipment Manufacturers in respect of service, support, training, maintenance, and future development (hardware and software) for the Property, such agreements to include terms and conditions agreed to between Buyer, on behalf of the Company, and the Equipment Manufacturers. Seller agrees to assist Buyer, on behalf of the Company, in obtaining the Equipment Manufacturers' consent, if necessary, to enable the Company after the Effective Date to avail itself of all training credits remaining at the Effective Date on Property furnished by the Equipment Manufacturers.
    11.12.5 Integrated Contracts. Seller and Buyer acknowledge that certain agreements between the Company (or Affiliates of the Company) and third parties relate both to the Property and the Excluded Property. Seller agrees to use its best efforts to assist Buyer in obtaining, on behalf of the Company, contractual arrangements with such third parties relating to the Property, which arrangements will be reasonably satisfactory to Buyer; provided that neither the Company nor any Affiliate of the Company shall be obligated under this Section 11.12.5 to make any payment to any such third party unless such payment is expressly provided for in such agreement.
    11.13 Retention of Books and Records. After the Effective Date, Seller will retain the Retained Books and Records, and Buyer will cause the Company to retain the Company Books and Records, in either case, until the shorter of the date that other party consents in writing to their destruction or the seventh anniversary of the Effective Date. Each party shall provide full and free access to the Company Books and Records and Retained Books and Records, as the case may be, to duly authorized representatives of the other party at any time during regular business hours for the period in which such Books and Records are required to be retained. Either party may make copies of any such Books and Records as it deems desirable, at its own expense. After the Effective Date, upon reasonable notice, Seller shall provide Buyer and the Company with reasonable assistance in locating any of the Company's Original Cost Documents which Buyer may reasonably request after the Effective Date.
    11.14  [INTENTIONALLY DELETED]
    11.15  [INTENTIONALLY DELETED]
    11.16 Real Property Title Insurance. Within sixty (60) days after the Execution Date, Seller shall deliver to Buyer copies of all existing title insurance policies and surveys covering the Real Property. Thereafter, no later than sixty (60) days before the Effective Date, Seller shall deliver (at its expense) to Buyer a preliminary title binder (on a standard form reasonably acceptable to Buyer), issued by Lawyers Title Insurance Company or another title insurance company reasonably acceptable to Buyer, with respect to all Real Property included in the Property and in which the Company purports to own fee title. Such title binders shall be in form, substance and amount reasonably satisfactory to Buyer (ALTA Owners Policies where available but based upon boundary surveys as set forth below) and shall be current as of a date no earlier than ninety (90) days prior to the Effective Date. The parties agree that the dollar amount of title insurance to be inserted on each policy shall equal the dollar value set forth on the Company's continuing property records list as of December 31, 1993 for land and buildings. Such title binders shall reflect that the Company is vested with good, fee simple, marketable and insurable title to such Real Property, subject only to (i) standard printed exceptions; (ii) inchoate liens for current taxes and assessments not yet delinquent, (iii) standard utility and roadway easements, covenants and restrictions, whether or not of record, that do not individually or in the aggregate materially detract from the value, or impair the use of the Real Property affected thereby, (iv) existing zoning or similar laws or ordinances that do not interfere with the operation of the Business, (v) Leases, (vi) survey exceptions that do not individually or in the aggregate materially detract from the value or impair the use of the Real Property affected thereby, (vii) standard title plat exceptions to the extent the matters shown on such title plats do not individually or in the aggregate materially detract from the value or impair the use of the Real Property affected thereby and (viii) standard water rights exceptions (collectively, the "Permitted Exceptions"). If a preliminary title binder indicates an exception other than a Permitted Exception that would impair marketability in any material respect, Seller shall, at its expense, cause such exception to be removed on or before the Effective Date. With respect to each parcel of Real Property covered by a preliminary title binder, Seller shall deliver to Buyer (at Seller's expense and on or prior to sixty (60) days before the Effective Date) a certified current boundary survey showing (x) access to the property and (y) all improvements on the property and any encroachments across the property line by any improvements of the Company or owners of adjacent property and (at Seller's expense and within sixty (60) days after the Effective Date) owner's title insurance policies for the Real Property (ALTA Owners Policies where available but based upon boundary surveys as set forth above).
    11.17    [INTENTIONALLY DELETED]
    11.18    [INTENTIONALLY DELETED]
    11.19 Customer Notification. For a period of at least two (2) months prior to the Effective Date, Seller will cause the Company to permit Buyer to insert preprinted single-page subscriber education materials into billing documentation to be delivered during such period to subscribers affected by the sale. All reasonable costs and expenses related to such insertion and delivery shall be borne and paid by the Company. Other means of notifying subscribers may be employed by either party, at the expense of the initiating party, but in no event shall any notification be initiated without the prior consent of the other party (which consent shall not be unreasonably withheld) or earlier than three (3) months prior to the Effective Date.
    11.20. Delivery of Schedules. Except as otherwise provided in Section 11.24, Seller shall have a period of ten (10) business days after the Execution Date (the "Supplemental Schedule Period") to supplement or otherwise modify the Schedules to this Agreement by delivering to Buyer, within the Supplemental Schedule Period, a substitute schedule or schedules (collectively, the "Supplemental Schedules"), bearing the legend "This Schedule _, dated _______________, is executed and delivered in accordance with Section 11.20 of the Stock Purchase Agreement, dated as of November 28, 1994 which shall be duly executed by Seller and submitted to Buyer. Buyer shall have a period of ten (10) business days after the expiration of the Supplemental Schedule Period to review the Supplemental Schedules and within such ten (10) business day period notify Seller in writing (which writing may be transmitted by facsimile) of any objections thereto. If Buyer's objections are not resolved to the satisfaction of Buyer within five (5) days of such notification, Buyer may terminate this Agreement, effective immediately upon written notification of that termination. In the event that Buyer does not terminate this Agreement, then Buyer waives all rights to a claim of indemnification based upon or as the result of any changes in the Schedules as reflected in the Supplemental Schedules. For purposes of determining breaches of representations, warranties or covenants hereunder, the Supplemental Schedules provided by Seller shall be deemed Schedules for all purposes.
    11.21 FCC Tariffs. In connection with obtaining consent to the transfer of control of the Company's FCC Licenses, as described in Section 5.4, during the period from the Execution Date until the Effective Date, neither party shall file any application or request for a waiver of Part 36 (study areas),
Part 61 (tariffs), and Part 69 (price caps and study areas) of the FCC Rules, and that on the Effective Date the study areas relating to the Exchanges shall remain in the Natural Exchange Carrier Association Tariff FCC No. 5; provided, however, that such study areas shall remain in the NECA Tariff FCC No. 5 after the Effective Date only for so long as Buyer, in its sole discretion, shall determine.
    11.22 Pre-Effective Date Balance Sheet Transactions. Seller shall take, and shall cause the Company to take, all action necessary to effect, on or prior to the Effective Date, the following transactions:
        (a) The Company shall dispose of, transfer, dividend or otherwise cause to be zero as of the Effective Date, all "Cash" (item 1 - Assets on the Company's Balance Sheet).
        (b) All "Accounts Receivable-Affiliates" (item 4 - Assets on the Company's Balance Sheet) and "Dividends Receivable-Affiliates" (item 7 -- Assets on the Company's Balance Sheet) (collectively, "Affiliate Receivables") shall be netted against all "Advances and Notes-Parent Company" (item 2 - Liabilities on the Company's Balance Sheet), "Accounts Payable-Affiliates" (item 5 - Liabilities on the Company's Balance Sheet), "Dividends Accrued - Affiliates" (item 10 - Liabilities on the Company's Balance Sheet) and "Interest Accrued - Alltel" (item 12 - Liabilities on the Company's Balance Sheet) (collectively, "Affiliate Payables"). To the extent there is a net excess of Affiliate Receivables, a cash payment or payments will be made to the Company which cash will then be disposed of by the Company, and to the extent there is a net excess of Affiliate Payables, such Affiliate Payables will be contributed to the Company as a contribution to the Company's capital, and take any other action necessary, such that the balances of each of the Affiliate Receivable and Affiliate Payable accounts, and of any other intercompany accounts, as of the Effective Date will be zero.
        (c) The Company shall dispose of, transfer or otherwise cause to be zero as of the Effective Date, all "Excess Cost Over Equity" (item 13 - Assets on the Company's Balance Sheet) and all "Investments in Affiliates" (item 14 - Assets on the Company's Balance Sheet).
        (d) The Company shall dispose of, transfer or otherwise cause to be zero as of the Effective Date, all "Other Investments At Cost" (item 15 -
 Assets on the Company's Balance Sheet), except to the extent such investments consist of RTB Stock which relates to REA Debt which is to remain outstanding immediately after the Effective Date, and all "Unamortized Debt Expense" (Item 16 - Assets on the Company's Balance Sheet), except to the extent such unamortized debt expense relates to debt which is to remain outstanding immediately after the Effective Date.
        (e) The Company shall dispose of, transfer or otherwise cause to be zero as of the Effective Date, all "Regulatory Assets" (item 18 - Assets on the Company's Balance Sheet).
        (f) The Company shall dispose of, transfer or otherwise cause to be zero as of the Effective Date, (i) all "Other Current Assets" (item 10 - Assets on the Company's Balance Sheet) to the extent such other current assets represent cash accounts, and (ii) all "Other Non-Current Assets" (item 19 - Assets on the Company's Balance Sheet).
        (g) The Company shall pay off or otherwise cause to be zero as of the Effective Date all Total Long-Term Debt, to the extent that such debt is not to remain outstanding immediately after the Effective Date.
        (h) The Company shall dispose of, transfer or assign, the Excluded Books and Records, the Marks listed on Schedule 11.1.5, the Company's interest in any business other than the Business, and those other assets, including agreements and contracts ("Excluded Contracts"), set forth on
Schedule 11.22(h).
        (i) The balance in the Company's Total Deferred Credits shall be zero as of the Effective Date except for that portion of the Company's "Other Deferred Credits" (item 25 - Liabilities on the Company's Balance Sheet) that relates to liabilities associated with the requirements of Financial Accounting Standard 106 attributable to Transferred Employees.
        (j) The balance in the Company's Taxes Accrued-Federal Income (item 8-Liabilities on the Company's Balance Sheet) shall be zero as of the Effective Date.
        (k) The balance in the Company's Notes Payable - Other (item 3 - Liabilities on the Company's Balance Sheet), Commercial Paper Outstanding (item 4 - Liabilities on the Company's Balance Sheet), Other Current Liabilities (item 14 - Liabilities on the Company's Balance Sheet) and Dividends Accrued - Other (item 11 - Liabilities on the Company's Balance Sheet) accounts shall be zero as of the Effective Date.
        (l) The balance in the Company's Current Maturities of Long-Term Debt (item 1 - Liabilities on the Company's Balance Sheet), and Interest Accrued - Other (item 13 - Liabilities on the Company's Balance Sheet), to the extent each of such amounts relate to debt which is not to remain outstanding immediately after the Effective Date, shall be zero as of the Effective Date.
    11.23    Taxes.
    11.23.1  Certain Tax Matters.
        (a) Except as otherwise expressly provided in this Section 11.23.1, Buyer and Seller will share equally all sales, use, transfer, stamp, conveyance, value added or other similar taxes, duties, excise or governmental charges imposed by any taxing jurisdiction (but not including Income Taxes, as hereinafter defined, which shall be paid by Seller), and all recording or filing fees, notarial fees and other similar costs of Closing with respect to the transfer of the Shares or otherwise on account of this Agreement or the transactions contemplated herein (but not including any transactions contemplated by this Agreement to be effected pursuant to the transactions contemplated by Section 11.22 or otherwise between Seller and the Company, which shall be paid by Seller).
        (b) Seller will cause to be included in its consolidated federal income Tax Returns (and the state income Tax Returns of any state that permits consolidated, combined or unitary income Tax Returns, if any) for all periods ending on or before or which include the Effective Date, all items of income, gain, loss, deduction, and credit or other items (collectively "Tax Items") attributable to the operations of the Company during such periods or portions thereof determined by an interim closing of the books as of the Effective Date. Seller will sign and file timely all such Tax Returns with the appropriate United States, state and local Governmental Authorities. Buyer will provide or cause to be provided any consent request to file such Tax Returns on behalf of the Company. Seller will make all payments shown thereon as owing with respect to any such Tax Returns.
        (c) With respect to any taxable period that would otherwise include but not end on the Effective Date, to the extent permissible pursuant to applicable Law, Seller will, and Buyer will cause the Company to, take all steps as are or may be reasonably necessary, including without limitation the filing of elections or returns with applicable taxing authorities, to cause such period to end on the Effective Date.
        (d) Seller will prepare or cause to be prepared all state Income Tax Returns (other than Tax Returns described in Section 10.5.1(b)) for the Company required to be filed with the appropriate United States, state, and local Governmental Authorities for any taxable period that ends on or before the Effective Date that have not been filed prior to the Effective Date. Seller will sign and file timely all such Tax Returns with the applicable Governmental Authority and make all payments shown thereon as owing with respect to such Tax Returns. If requested by Seller, Buyer will deliver or cause the Company to deliver to Seller a power of attorney authorizing Seller to sign such Tax Returns. Notwithstanding the foregoing, if Seller is legally precluded from filing any such Tax Return, Buyer shall sign such Tax Return. Seller shall deliver a copy of each such Tax Return to Buyer within 10 days prior to filing such Tax Return.
        (e) Except as otherwise provided in Section 11.23.1(b) or Section 11.23.1(d), Seller will have no obligation to file any Tax Return for the Company, and Buyer will prepare and file or cause to be prepared and filed all Tax Returns for the Company that are required to be filed with the appropriate United States, state, and local Governmental Authorities for any taxable period which begins before and ends after the Effective Date. In the case of Income Taxes, Buyer shall cause such Tax Return to be prepared and shall cause to be included in such Tax Return all Tax Items required to be included therein. Buyer shall determine (by an interim closing of the books as of the Effective Date) the portion, if any, of the Income Tax due with respect to the period covered by such Tax Return which is attributable to the Company for a Pre-Effective Date Taxable Period (as hereinafter defined).
At least 15 days prior to the due date (taking into account all extensions of due date) of such Tax Return, Buyer shall deliver to Seller a copy of such Tax Return and of its determinations. If the amount reflected as a liability for Income Taxes on the Tax Schedule less Prior Reimbursements (as hereafter defined) is less than the amount of Income Tax so determined to be attributable to the Pre-Effective Date Taxable Period, Seller shall pay to Buyer the amount of such shortfall not less than 5 days prior to the due date (taking into account all extensions of due dates) of such Tax Return (or the due date of the applicable estimated Tax payments, if earlier). If the amount of Income Tax so determined to be attributable to the Pre-Effective Date Taxable Period is less than the amount reflected as a liability for Income Taxes on the Tax Schedule, to the extent not previously paid to Seller or the applicable Governmental Authority by the Company and subject to
Section 11.23.1(f), Buyer will pay to Seller the amount of such excess not less than 5 days prior to the due date (taking into account all extensions of due dates) of such Tax Return (or the due date of the applicable estimated Tax payments, if earlier). As used in this Agreement, "Pre-Effective Date Taxable Period" means all or a portion of (i) any taxable period up to and including the Effective Date or (ii) any taxable period with respect to which the Tax is computed by reference to Tax Items, assets, capital or operations of the Company arising on or before, or existing as of, the Effective Date. As used in this Agreement, "Income Taxes" means all Taxes measured in whole or in part on or by net income imposed by the United States, any state of the United States or any political subdivision thereof, and will include any such Taxes even if denominated as franchise taxes.
        (f) The amount paid by Buyer (or by the Company at the Buyer's direction or consent) to Seller pursuant to Section 11.23.1(b), Section 11.23.1(d) or Section 11.23.1(e) will not exceed (i) the amount reflected as a liability for Income Taxes on the Tax Schedule, reduced by (ii) Prior Reimbursements. As used in this Agreement, "Prior Reimbursements" means all amounts reflected as a liability for Income Taxes on the Tax Schedule that have previously been (A) paid by Buyer (or by the Company at the Buyer's direction or consent) to Seller pursuant to Section 11.23.1(b), Section 11.23.1(d) or Section 11.23.1(e) or (B) paid by Buyer or the Company to Seller or to the applicable Governmental Authority with respect to Income Taxes properly attributable to Pre-Effective Date Taxable Periods that are reflected on Tax Returns described in Section 11.23.1(b), Section 11.23.1(d) or Section 11.23.1(e).
        (g) In order to assist Seller in the preparation of all Tax Returns that Seller is required to prepare pursuant to Section 11.23.1(b) and 11.23.1(d), Buyer will provide or cause to be provided to Seller access to such information and personnel as Seller may require in order to properly prepare such Tax Returns.
        (h) Buyer will pay or cause to be paid to Seller all refunds or credits of Taxes (including any interest received from or credited thereon by the applicable Governmental Authority) received by Buyer after the Effective Date and attributable to Taxes paid by Seller or the Company (or any predecessor or Affiliate thereof) with respect to any Pre-Effective Date Taxable Period (or, in the cases of Taxes other than Income Taxes, taxable periods or portions thereof ending on or before the Effective Date), net of any Taxes imposed upon Buyer or the Company by reason of the receipt of such refund, credit or interest (calculated at the maximum statutory rate of Tax without regard to any other Tax Items). Such payment will be made to Seller within 30 days after receipt of any such refund from, or allowance of such credit by, the relevant Governmental Authority.
        (i) If after the Effective Date Seller or any affiliate receives or is credited with a refund of any Tax attributable to the utilization or carryback of any Tax Item of the Company arising after the Effective Date, Seller shall pay to Buyer an amount equal to the amount of such refund together with any interest received from or credited thereon the applicable Governmental Authority, net of any Taxes imposed upon Seller or any affiliate by reason of the receipt of such refund, credit or interest (calculated at the maximum statutory rate of Tax without regard to any other Tax Items).
        (j) Buyer is eligible to and will make a timely and effective election under Section 338(g) of the IRC (and any comparable provision of state or local Law) with respect to the purchase of the Shares hereunder. Both Seller, as the common parent of the affiliated group of corporations (which includes the Company) that file a consolidated federal income Tax Return and Buyer are eligible to and will make a timely and effective election under Section 338(h)(10) of the IRC (and any comparable provision of state or local Law) with respect to such purchase (collectively, together with the elections under Section 338(g) of the Code and any comparable provision of state or local Law, the "Section 338(h)(10) Elections"). To facilitate such election, within thirty (30) days of the Closing, Buyer will deliver to Seller a completed Internal Revenue Service Form 8023 and the required schedules thereto and any similar forms under applicable state or local Law (the "Forms") with respect to Buyer's purchase of the Shares, which Forms shall have been duly executed by an authorized person for Buyer. Provided that the information on such Forms is, in the reasonable determination of Seller, correct and complete in all material respects, Seller will, at the Closing, cause such Forms to be duly executed by an authorized person for Seller and deliver such Forms to Buyer. If any changes or supplements are required to the Forms as a result of information that is first available after the Closing, Seller and Buyer will promptly agree upon and make such changes. Buyer will timely file the Forms, and any required supplements thereto, in the manner prescribed by Treasury Regulation 1.338(h)(10)-1T or the corresponding provisions of applicable state or local Law, and will provide written evidence to Seller that it has done so. Buyer and Seller agree that neither of them will take, or permit their affiliates to take, any action to modify or revoke the elections contained in or the content of any Forms without the express written consent of the other.
        (k) Seller agrees that it will cause any and all tax sharing agreements between Seller and the Company to be terminated on or prior to the Effective Date.
    11.23.2  Tax Indemnifications.
        (a) Seller hereby agrees to protect, defend, indemnify and hold harmless Buyer and the Company from and against, and agrees to pay, all Taxes imposed and all indemnifiable Losses incurred (all herein referred to as "Tax Losses") as a result of:
            (i) A proposed adjustment, notice of deficiency Authority, or assessment by, or any obligation owing to, any Governmental Authority for:
                (A) Any income Taxes of the Company attributable to any Pre-Effective Date Taxable Period;
                (B) Any Taxes other than Income Taxes of the Company attributable to any taxable period or portion thereof ending prior to the Effective Date;
                (C) Any Taxes of any corporation (other than the Company) that (i) is or was a member of any affiliated group of corporations of which the Company was a member at any time prior to the Effective Date or (ii) joined in the filing of a combined or unitary Tax Return with the Company on or prior to the Effective Date;
                (D)    Any Taxes resulting from the Section 338(h)(10)
Elections; and
                (E) Except as otherwise provided in Section 11.23.1(a), any Taxes attributable to the transactions contemplated by this Agreement; and
            (ii) Any breach of any representation, warranty or covenants of Seller under this Agreement.
        (b) Buyer agrees to protect, defend, indemnify and hold harmless Seller from and against, and agrees to pay, all Tax Losses incurred as a result of:
            (i) A proposed adjustment, notice of deficiency, or assessment by, or any obligation owing to, any Governmental Authority for any Taxes of the Company which Taxes are not attributable to any Pre-Effective Date Taxable Period; and
            (ii)    Any breach of any representation, warranty or covenant
of Buyer under this Agreement.
        (c)    (i)    If a proposed adjustment shall be made by any
Governmental Authority that, if successful, would result in the indemnification of a party under this Section 11.23.2 (referred to herein as a "Tax Indemnified Party"), the Tax Indemnified Party shall promptly notify the party obligated under this Section 11.23.2 to so indemnify (referred to herein as the "Tax Indemnifying Party") in writing of such fact.
            (ii) The Tax Indemnified Party shall take such action in connection with contesting such claim as the Tax Indemnifying Party shall reasonably request in writing from time to time, including the selection of counsel and experts and the execution of powers of attorney, provided that
(A) within 30 days after the notice described in Section 11.23.2(c)(i) has been delivered (or such earlier date that any payment of Taxes is due by the Tax Indemnified Party but in no event sooner than 5 days after the Tax Indemnifying Party's receipt of such notice), the Tax Indemnifying Party requests that such claim be contested, (B) the Tax Indemnifying Party shall have agreed to pay the Tax Indemnified Party all costs and expenses that the Tax Indemnified Party incurs in connection with contesting such claim, including, without limitation, reasonable attorneys' and accountants' fees and disbursements, and (C) if the Tax Indemnified Party is requested by the Tax Indemnifying Party to pay the Tax claimed and sue for a refund, the Tax Indemnifying Party shall have advanced to the Tax Indemnified Party, on an interest-free basis, the amount of such claim. The Tax Indemnified Party shall not make any payment of such claim for at least 30 days (or such shorter period as may be required by applicable Law) after the giving of the notice required by Section 11.23.2(c)(i), shall give to the Tax Indemnifying Party any information reasonably requested relating to such claim, and otherwise shall cooperate with the Tax Indemnifying Party in good faith in order to contest effectively any such claim.
            (iii) Subject to the provisions of Section 11.23.2(c)(ii), the Tax Indemnified Party shall enter into a settlement of such contest with the applicable Governmental Authority or prosecute such contest to a determination in a court or other tribunal of initial or appellate jurisdiction, all as the Tax Indemnifying Party may request.
            (iv) If, after actual receipt by the Tax Indemnified Party of an amount advanced by the Tax Indemnifying Party pursuant to Section 11.23.2(c)(ii)(B), the extent of the liability of the Tax Indemnified Party with respect to the claim shall be established by the final judgment or decree of a court or other tribunal or a final and binding settlement with an administrative agency having jurisdiction thereof, the Tax Indemnified Party shall promptly repay to the Tax Indemnifying Party the amount advanced to the extent of any refund received by the Tax Indemnified Party with respect to a claim together with any interest received thereon from the applicable Governmental Authority and any recovery of legal fees from such Governmental Authority, net of any Taxes as are required to be paid by the Tax Indemnified Party with respect to such refund, interest or legal fees (calculated at the maximum applicable statutory rate of Tax without regard to any other Tax Items). Notwithstanding the foregoing, the Tax Indemnified Party shall not be required to make any payment hereunder before such time as the Tax Indemnifying Party shall have made all payments or indemnities then due with respect to the Tax Indemnified Party pursuant to this Agreement.
            (v) Promptly after a final determination the Tax Indemnifying Party shall pay to the Tax Indemnified Party the amount of any Tax Losses to which the Tax Indemnified Party may become entitled by reason of the provisions of this Section 11.23.2.
        (d) Anything to the contrary in this Agreement notwithstanding, the representations, warranties, covenants, agreements, rights and obligations of the parties hereto with respect to any Tax covered by this Agreement shall survive the Effective Date and shall not terminate until sixty days after the expiration of the statute of limitations (including extensions) applicable to such Tax.
    11.24 Post-Execution Lease and Contract Review. Buyer shall have a period of forty-five (45) calendar days after the Execution Date to review the Leases and Contracts listed on Schedules 9.1.9 and 9.1.13 respectively, and to notify Seller in writing (which writing may be transmitted by facsimile) of the identity of those Leases and Contracts that Buyer reasonably believes are material to the operation of the Business as a whole or any significant part of the Property and which by their terms will require Seller, in accordance with Section 7.1.6, to obtain a third party consent as a condition to the transfer of control of the Company to Buyer as a result of Buyer's purchase of the Shares, before the Effective Date can occur. If Buyer does not notify Seller in writing within such forty-five (45) calendar day period of the identity of the material Leases and Contracts requiring consent, then Buyer shall be deemed to have agreed that none of the Leases and Contracts which are listed on Schedules 9.1.9 and 9.1.13 require consent, in accordance with Section 7.1.6, before the Effective Date can occur. If Buyer does notify Seller in writing within such forty-five (45) calendar day period of the identity of the material Leases and Contracts requiring consent, then Seller shall have a period of ten (10) business days upon receipt of such notification to notify Buyer in writing (which writing may be transmitted by facsimile) of any objections thereto. Thereafter, Buyer and Seller shall negotiate in good faith and agree in writing as to the identity of those Leases and Contracts which are material to the operation of the Business as a whole or any significant part of the Property and which by their terms will require Seller, in accordance with Section 7.1.6, to obtain a third party consent as a condition to the transfer of control of the Company to Buyer as a result of Buyer's purchase of the Shares, before the Effective Date can occur (the "Material Leases and Contracts"). The parties shall reflect their written agreement as to the identity of the Material Leases and Contracts by placing an asterisk next to the appropriate Lease or Contract on Schedule 9.1.9 or 9.1.13, which revised Schedule 9.1.9 or 9.1.13 shall be deemed to be an amendment to this Agreement.
               ARTICLE 12.  EMPLOYEES AND EMPLOYEE MATTERS
    12.1 Employee Transfer Agreement. The parties have addressed the transfer of employees and employee benefits matters in a separate agreement, entitled Employee Transfer Agreement, the terms and provisions of which are incorporated into this Agreement as if fully set forth herein and a copy of which is attached hereto as Schedule 12.1 (the "Employee Transfer Agreement").
                     ARTICLE 13.  INDEMNIFICATION
    13.1    Survival of Representations, Warranties and Covenants.
               (a) The representations and warranties made pursuant to this Agreement shall survive the Closing for the following periods after the Effective Date:
            (i) The representations and warranties set forth in Sections 9.1.6, 9.1.8, 9.1.32, 9.1.33, and 9.2.5 shall survive without limitation as to time.
            (ii)    The representations and warranties set forth in Section
9.1.15 shall survive as set forth in Section 11.23.2(d).
            (iii) All other representations and warranties shall survive for eighteen (18) months.
    The date of expiration of any representation or warranty shall be referred to herein as the "Termination Date." Representations and warranties under this Agreement shall be of no further force or effect after the applicable Termination Date. Any claim for indemnification with respect to any alleged breach of any representation or warranty not asserted by notice given as herein provided that specifically identifies a particular breach and the underlying facts relating thereto, which notice is given prior to the Termination Date, may not be pursued and is irrevocably waived and released after such time. Without limiting the generality or effect of the foregoing, no claim for indemnification with respect to any representation or warranty will be deemed to have been properly made except to the extent it is based upon a Third Party Claim or a Direct Claim.
               (b) Unless a specified period is set forth in this Agreement (in which event such specified period will control), the covenants contained in Section 5.2, Section 5.3, this Article 13, and in Sections 11.1, 11.2, 11.3, 11.6, 11.7, 11.10, 11.12, 11.13, 11.16 and Articles 16 and 17 and
in the Employee Transfer Agreement, will survive the Closing and remain in effect indefinitely. Covenants regarding Taxes shall survive as set forth in Section 11.23.2(d). All other covenants contained in this Agreement will terminate, without further action, upon the occurrence of the Effective Date and any claim following the Effective Date for an alleged breach of any such covenant may not be pursued, and is irrevocably waived, upon the occurrence of the Effective Date, except that Buyer may make a claim for Seller's breach of the covenants contained in Section 11.5 at any time within eighteen months after the Effective Date. The immediately preceding sentence shall not apply to, or limit to preclude, a party's rights and remedies if the sale contemplated by this Agreement is not concluded as a result of the other party's breach of this Agreement.
    13.2  Limitations on Liability.
        (a) For purposes of this Agreement, (i) "Indemnification Payment" means any amount of Indemnifiable Losses required to be paid pursuant to this Agreement, (ii) "Indemnitee" means any person or entity entitled to indemnification under this Agreement, (iii) "Indemnifying Party" means any person or entity required to provide indemnification under this Agreement, and (iv) "Indemnifiable Losses" means any losses, liabilities, costs, fines, penalties, damages (actual, punitive or other), and expenses and any claims, demands or suits by any person or entity, including, without limitation, any Governmental Authority, and costs and expenses actually incurred in connection with any actions, suits, demands, assessments, judgments and settlements and reasonable attorneys' fees and expenses, in any such case (x) reduced by the amount of insurance proceeds recovered from any person or entity as a result of the Indemnifiable Losses involved and (y) provided that the underlying liability or obligation is not solely the result of any action taken or omitted to be taken by the Indemnitee.
        (b) As between Seller and any Affiliate of Seller, on the one hand, and Buyer and any Affiliate of Buyer, on the other hand, the rights and obligations set forth in this Article 13 will be the exclusive rights and obligations with respect to the liabilities and obligations referred to in
Section 13.3, and any breach of the representations, warranties or covenants referred to in Section 13.3., except for any liability, obligation or breach that results from the actual fraud under the common law, not otherwise implied or imputed, by a party to this Agreement. Without limiting the foregoing, as a material inducement to entering into this Agreement, to the fullest extent permitted by law, each of the parties waives any claim or cause of action that it otherwise might assert, including, without limitation, under the common law or federal or state securities, trade regulation or other laws, by reason of the liabilities and obligations, and any breach of the representations, warranties or covenants, referred to in
Section 13.3, except for claims or causes of action brought under and subject to the terms and conditions of this Article 13, and except for claims or causes of action arising due to the actual fraud under the common law, not otherwise implied or imputed.
        (c) Notwithstanding any other provision of this Agreement or of any applicable law, no Indemnitee will be entitled to make a claim against an Indemnifying Party under Sections 13.3(a)(i) (except with respect to indemnification for a breach of the representations contained in Sections 9.1.6, 9.1.8, 9.1.32 and 9.1.33) or 13.3(b)(i) (except with respect to indemnification for a breach of the representations contained in Section 9.2.5) until the aggregate amount of claims that may be asserted for such Indemnifiable Losses incurred by the Indemnitee exceeds One Hundred Thirty Five Thousand Two Hundred Fifty Two Dollars ($135,252.00) and then only to the extent of the excess.
        (d) Notwithstanding any other provision of this Agreement, the indemnification obligations of Seller under Section 13.3(a)(i) (except with respect to indemnification for a breach of the representations contained in Sections 9.1.6, 9.1.8, 9.1.32 and 9.1.33) and of Buyer under Section 13.3(b)(i) (except with respect to indemnification for a breach of the representations contained in Section 9.2.5) will not exceed the sum of Four Million Fifty Seven Thousand Five Hundred Seventy Five Dollars ($4,057,575.00).
        (e) Notwithstanding anything to the contrary contained herein, no Indemnifying Party shall be liable to or obligated to indemnity any Indemnitee hereunder for any consequential, special, multiple, punitive or exemplary damages including, but not limited to, damages arising from loss or interruption of business, profits, business opportunities or goodwill, loss of use of facilities, loss of capital, claims of customers, or any cost or expense related thereto, except to the extent such damages have been recovered by a third person and are the subject of a Third Party Claim for which indemnification is available under the express terms of this Section 13.
    13.3    Indemnification.
        (a) Subject to the other sections of this Article 13, Seller will indemnity, defend and hold harmless Buyer and its Affiliates (including the Company after the Effective Date), directors, officers, agents and representatives from all Indemnifiable Losses relating to, resulting from or arising out of (i) a breach by Seller of any of the representations and warranties contained in Section 9.1, except for any such breach of representations and warranties which was specified on Seller's Closing Certificate all of which are waived upon Closing, (ii) a breach by Seller of any covenant of Seller contained in this Agreement or in the Employee Transfer Agreement, except for any such breach of covenants which was specified on Seller's Closing Certificate all of which are waived upon Closing, (iii) the Retained Liabilities, (iv) any Third Party Claim, whether filed, asserted, or sought before or after the Effective Date, in respect of the operations of the Company or the conduct of the Business or any part of the Business (including contractual obligations in connection with sales or transfers of assets made by the Company prior to the Effective Date), or the ownership or operation of the Business, on or prior to the Effective Date, regardless of whether known or unknown, asserted or unasserted, on the Effective Date.
    As used in this Agreement, "Retained Liabilities" means all liabilities, responsibilities and obligations (whether known or unknown, fixed, contingent or otherwise) of the Company relating to, arising out of, or in connection with, or resulting from the use or ownership of the Property or the conduct of the Business during, the period ending on the Effective Date, including, without limitation,:
        (i) all liabilities, responsibilities and obligations with respect to the Excluded Property and the Excluded Contracts;
        (ii) all liabilities and obligations for prior period adjustments of revenues from the Business and for any customer overbillings and prospective refunds of overcharges (including rates collected under bond but excluding prospective rate reduction) occurring or relating to the period prior to the Effective Date, including without limitation all toll revenues, settlements, pools, separations studies or similar activities for which Seller is responsible pursuant to Section 11.10; and
        (iii) All liabilities, responsibilities and obligations arising out of or related to the litigation, claims and other matters set forth on
Schedule 9.1.16 and any other litigation, claims, actions, lawsuits or legal proceedings based on facts, circumstances or conditions arising, existing or occurring on or before the Effective Date, regardless of whether known or unknown, asserted or unasserted, as of the Effective Date;
but excluding all liabilities, responsibilities and obligations of the Company Date to the extent Buyer receives a Purchase Price adjustment in its favor pursuant to Section 3.2 therefor;
        (b) Subject to the other sections of this Article 13, Buyer will indemnity, defend and hold harmless Seller and its Affiliates, and their directors, officers, agents and representatives from all Indemnifiable Losses relating to, resulting from or arising out of (i) a breach by Buyer of any of the representations or warranties contained in Section 9.2, except for any such breach which was specified on Buyer's Closing Certificate all of which are waived upon Closing, (ii) a breach by Buyer of any covenant of Buyer contained in this Agreement or in the Employee Transfer Agreement, except for any such breach which was specified on Buyer's Closing Certificate all of which are waived upon Closing, (iii) any Third Party Claim, filed, asserted, or sought after the Effective Date, in respect of the operations of the Company or the conduct of the Business or any part of the Business or the ownership or operation of the Company or the Business, after the Effective Date.
        (c) All Tax and environmental matters or issues, including without limitation, the indemnification obligations with respect to Taxes and Environmental Liabilities, are to be governed by Sections 9.1.15 and 11.23 and Article 14, respectively, and are not addressed, limited or governed by the provisions of this Article 13.
        (d) Payments made under this Section 13.3 shall be treated by Buyer and Seller as purchase price adjustments and Buyer and Seller shall file all Tax Returns consistent with such treatment. Notwithstanding anything to the contrary contained herein, Buyer shall not be indemnified or reimbursed for any adjustment to the basis of any asset resulting from an adjustment to the purchase price or any additional or reduced taxes resulting from any such basis adjustment.
    13.4    Defense of Claims.
        (a) If any Indemnitee receives notice of the assertion of any claim or of the commencement of any action, proceeding, or investigation by any entity or person that is not a party to this Agreement or an Affiliate of such a party (a "Third Party Claim") against such Indemnitee, with respect to which an Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnitee will give such Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of actual notice of such Third Party Claim; provided, however, that the failure of the Indemnitee to notify the Indemnifying Party during the required notification period shall only relieve the Indemnifying Party from its obligation to indemnity the Indemnitee pursuant to this Article 13 to the extent that Indemnifying Party is materially prejudiced by such failure (whether as a result of the forfeiture of substantive rights or defenses or otherwise); and provided, however, that the Indemnitee must, in any event, notify the Indemnifying Party prior to the Termination Date as required pursuant to Section 13.1(a) in order for such party to be indemnified. Indemnifying Party shall be entitled, upon written notice to the Indemnitee, to assume the investigation and defense thereof with counsel reasonably satisfactory to the Indemnitee. Whether or not the Indemnifying Party elects to assume the investigation and defense of any Third Party Claim, the Indemnitee shall have the right to employ separate counsel and to participate in the investigation and defense thereof, provided, however, that the Indemnitee shall pay the fees and disbursements of such separate counsel unless (i) the employment of such separate counsel has been specifically authorized in writing by the Indemnifying Party, (ii) the Indemnifying Party has failed to assume the defense of such Third Party Claim within a reasonable time after receipt of notice thereof with counsel reasonably satisfactory to such Indemnitee or (iii) the named parties to the proceeding in which such claim, demand, action or cause of action has been asserted include both the Indemnifying Party and such Indemnitee and, in the reasonable judgment of counsel to such Indemnitee, there exists one or more defenses that may be available to the Indemnitee that are in conflict with those available to the Indemnifying Party. Notwithstanding the foregoing, the Indemnifying Party shall not be liable for the fees and disbursements of more than one counsel for all Indemnified Parties in connection with any one proceeding or any similar or related proceedings arising from the same general allegations or circumstances. Without the prior written consent of the Indemnitee, the Indemnifying Party will not enter into any settlement of any Third Party Claim that would lead to liability or create any financial or other obligation on the part of the Indemnitee unless such settlement includes as an unconditional term thereof the release of the Indemnitee from all liability in respect of such Third Party Claim.
        (b) Any claim by an Indemnitee on account of an Indemnifiable Loss that does not result from a Third Party Claim (a "Direct Claim") will be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after the Indemnitee actually becomes aware of the incurrence thereof, and the Indemnifying Party will have a period of thirty (30) calendar days within which to respond in writing to such Direct Claim; provided, however, that the failure of the Indemnitee to notify the Indemnifying Party shall only relieve the indemnifying Party from its obligation to indemnify the Indemnitee pursuant to this Article 13 to the extent the Indemnifying Party is materially prejudiced by such failure (whether as a result of the forfeiture of substantive rights or defenses or otherwise); and provided, however, that the Indemnitee must, in any event, notify the Indemnifying Party prior to the Termination Date as required pursuant to Section 13.1(a) in order for such party to be indemnified. If the Indemnifying Party does not so respond within such thirty (30) calendar day period, the Indemnifying Party will be deemed to have rejected such claim, in which event the Indemnitee will be free to pursue such remedies as may be available to the Indemnitee on the terms and subject to the provisions of this Article 13.
        (c) If after the making of any Indemnification Payment the amount of the Indemnifiable Loss to which such payment relates is reduced by recovery, settlement or otherwise under any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other entity, the amount of such reduction (less any costs, expenses, premiums or taxes incurred in connection therewith) will promptly be repaid by the Indemnitee to the Indemnifying Party. Upon making any Indemnification Payment, the Indemnifying Party will, to the extent of such Indemnification Payment, be subrogated to all rights of the Indemnitee against any third party that is not an Affiliate of the Indemnitee in respect of the Indemnifiable Loss to which the Indemnification Payment relates; provided that (i) the Indemnifying Party shall then be in compliance with its obligations under this Agreement in respect of such Indemnifiable Loss and (ii) until the Indemnitee recovers full payment of its Indemnifiable Loss, all claims of the Indemnifying Party against any such third party on account of said Indemnification Payment will be subrogated and subordinated in right of payment to the Indemnitee's rights against such third party. Without limiting the generality or effect of any other provision of this Article 13, each such Indemnitee and Indemnifying Party will duly execute upon request all instruments reasonably necessary to evidence and perfect the above-described subrogation and subordination rights.
                    ARTICLE 14.  ENVIRONMENTAL MATTERS
14.1    Environmental Due Diligence.
    14.1.1 Right to Conduct Due Diligence. Buyer shall have the opportunity to conduct environmental due diligence regarding the Property in accordance with this Section 14.1, for a period not to exceed 120 days after the Environmental Data Delivery Date (as defined below).
    14.1.2 Treatment of Data. All information collected and generated as a result of the environmental due diligence authorized by this Section 14.1 will be subject to the terms and conditions of the Confidentiality Agreement, except as otherwise expressly provided in this Section 14.l. Buyer shall provide to Seller copies of all reports, assessments and other information composed or compiled by Buyer's environmental consultant(s) and shall treat all such information in accordance with the procedures of Section 14.1.5(c). Within thirty (30) days after the Execution Date (the "Environmental Data Delivery Date"), Seller will provide to Buyer copies of all surveys and reports in Seller's or the Company's possession concerning the existence or possible existence of asbestos or materials containing asbestos relating to any of the Real Property, a list of all underground storage tanks which to Seller's or the Company's knowledge are located on, or have been removed within the last three years from, any Real Property owned or real estate leased or operated by the Company in connection with the Business and any other reports, studies or documents in Seller's or the Company's possession relating to the Company's potential liability under any Existing Environmental Requirements. The parties further agree that, if Seller discloses the existence or suspected existence of materials containing asbestos with respect to a given parcel of Real Property and the asbestos does not exceed applicable limits, if Buyer desires to make renovations or structural changes to the property after the Effective Date (which changes require the removal of asbestos), the removal will be at the expense of Buyer.
    14.1.3 Environmental Consultants. Buyer may retain one or more outside environmental consultants to assist in its environmental due diligence concerning the Property and shall notify Seller of the environmental consultant or consultants Buyer intends to retain. Thereafter, Seller shall have five (5) business days after receipt of such notification to notify Buyer in writing of Seller's objection (which must be for good cause) and substantiate the basis for that objection. If Seller does not object for good cause and substantiate that objection within said five (5) business day period, Seller shall be deemed to have consented to Buyer's selection.
    14.1.4 Phase I Reviews. Buyer may conduct the usual Phase I environmental assessment activities of the Property, including inspecting individual sites, submitting environmental questionnaires to Seller and the Company and reviewing existing environmental reports, correspondence, permits and related materials regarding the Property. Phase I environmental assessment activities shall not include any sampling or intrusive testing other than tank tightness testing and hand auger soil testing.
        (a) Buyer shall give Seller at least three (3) business days' notice prior to any entry onto the Property.
        (b) If Buyer enters the Property, a representative of Seller may be, but is not required to be, present during such entry on the Property.
        (c) All activities of Buyer regarding environmental due diligence shall be conducted to minimize any inconvenience or interruption of the normal use and enjoyment of the Business and the Property.
    14.1.5 Phase II Reviews. Buyer may conduct the usual Phase II environmental assessment activities of the Property (including, but not limited to, the taking and analysis of soil, surface water and groundwater samples, testing of buildings, drilling wells and taking soil borings) after first conducting a Phase I assessment of a particular site provided that such Phase II assessment activities are conducted in accordance with this Section 14.1.5.
        (a) If Buyer desires to perform sampling or intrusive testing at a site included in the Property, Buyer must notify Seller of its desire at least five (5) business days in advance of the proposed date of such sampling or testing and provide a description of the scope of work regarding such sampling or intrusive testing. If Seller does not notify Buyer in writing of Seller's objection to such proposed sampling or testing within five (5) business days after receipt of such notice, Seller shall be deemed to have consented to the proposed sampling or testing. Seller shall not unreasonably object to Buyer's request to perform sampling or testing.
        (b) Buyer shall provide Seller with copies of field data, field reports, laboratory analyses, logs, laboratory reports and other material or information regarding the sampling or intrusive testing ("Environmental Data") within three (3) business days of Buyer's receipt of such data and shall promptly provide Seller with "matched" or "paired" samples, in accordance with standard sampling and testing protocols, that are obtained during the sampling or intrusive testing of a particular site; provided, however, that Seller shall have no obligation to Buyer to take any action whatsoever regarding such samples.
        (c) It is understood and agreed that neither Buyer nor its environmental consultant(s) shall disclose or release any Environmental Data without the prior written consent of Seller and that all such information shall be kept strictly confidential. The Environmental Data shall be prepared at the request of counsel to Buyer and, to the fullest extent permitted by law, shall be the work product of such counsel and constitute confidential attorney/client communications. The Environmental Data shall be transferred among Buyer and its consultant(s) in a manner that will preserve, to the greatest extent possible, such privileges. Buyer expressly agrees that until the Closing, it will not distribute the Environmental Data to any third party without Seller's written consent. After the Closing, Buyer agrees that it will not distribute the Environmental Data to any third party without Seller's written consent, except as required by law or by express provisions of Buyer's corporate compliance program if Seller is provided written notice at least ten (10) business days prior to such distribution, provided, however, that for a period of two (2) years after the Effective Date, Buyer may distribute the Environmental Data to any potential purchaser of the Company or the Property only after first notifying the Seller, and without such notice at any time after such two (2) year period.
    14.1.6 Indemnity for Due Diligence Activities. Buyer hereby agrees to indemnify and hold harmless Seller, Seller's Affiliates and their respective officers, directors, employees, agents, successors and assigns from and against any and all claims, liabilities, damages, losses, orders, penalties, fines, costs, charges and expenses (including reasonable attorneys' fees and disbursements, and reasonable costs of experts and expert witnesses) with respect to persons or property arising out of or in connection with the entry of Buyer or its environmental consultant(s) onto the Property and resulting from any act or omission of Buyer or its environmental consultant(s) provided that Buyer shall not be liable for any Environmental Liabilities incurred by any such party merely discovered by the environmental due diligence performed by Buyer or its environmental consultants. In addition, in the event the transactions contemplated herein with regard to any portion of the Property do not close, Buyer agrees to restore such portion of the Property to the condition which existed prior to Buyer's inspections and testing thereof to the extent such portion of the Property was damaged by such inspections and testing.
    14.1.7  Effect of Due Diligence Results.
        (a) Subject to Section 14.1.7(b) below, Buyer conditionally may terminate this Agreement by written notice to Seller at any time during the period set forth in Section 14.1.1 if:
            (i) the results of Buyer's environmental due diligence investigation, conducted in accordance with this Section 14. 1, indicate Environmental Liabilities based upon Existing Environmental Requirements with respect to one or more items of the Property or with respect to the Company; and
            (ii) Buyer reasonably determines (on the basis of its environmental due diligence) that responding to and remediating the foregoing Environmental Liabilities based upon Existing Environmental Requirements cannot be completed for less than One Million Eighty Two Thousand Twenty Dollars ($1,082,020.00) (the "Environmental Liabilities Amount") To be effective, any such conditional termination of this Agreement must be delivered in writing to Seller, which writing must specifically acknowledge that the termination is subject to the provisions of paragraph (b) below.
        (b) In the case of a conditional termination of this Agreement by Buyer in accordance with Section 14.1.7(a) above, Seller may nullify the termination by agreeing to:
            (i) cause the Company to respond to and fully remediate the Environmental Liabilities based upon Existing Environmental Requirements; or
            (ii)    pay Buyer the cost thereof; or
            (iii) make other adjustments to the terms and conditions of the sale contemplated by this Agreement all in such manner and on such terms and conditions as are mutually satisfactory to Buyer and Seller.
    Seller's election to nullify Buyer's conditional termination by selecting one of the above options shall be, in each case, specified in a writing mutually satisfactory to the parties, and thereafter on or before the Closing (subject to Section 14.1.7(d)), Seller shall perform its obligations under that writing in full. If the parties fail to sign the writing specifying Seller's obligations within thirty (30) days following Buyer's conditional termination (or such longer period acceptable to Buyer) or sign that writing but the Company fails to perform its obligations thereunder in full on or before the Closing (subject to Section 14.1.7(d)), Buyer's conditional termination under paragraph (a) above automatically shall become final and unconditional unless the parties agree otherwise.
        (c) If the results of Buyer's environmental due diligence conducted in accordance with this Section 14.1 indicate that the costs of responding to and remediating Environmental Liabilities based upon Existing Environmental Requirements with respect to one or more items of the Property or with respect to the Company are less than the Environmental Liabilities Amount in the aggregate, Seller agrees, to cause the Company at the Company's sole cost, to either (i) make a mutually satisfactory adjustment to the terms and conditions of the transactions contemplated by this Agreement prior to the Closing in accordance with Section 14.1.7(b)(iii) above, or (ii) prior to the Closing (subject to Section 14.1.7(d)), otherwise respond to and remediate those Environmental Liabilities based upon Existing Environmental Requirements in accordance with Section 14.1.7(b)(i) or Section 14.1.7(b)(ii) above, unless the cost of conducting such response action would exceed the Environmental Liabilities Amount in which case Seller's sole obligation under this Section 14.1.7(c) shall be to pay the Environmental Liabilities Amount toward the completion of such response and remediation actions. If Seller discharges its obligations under this Section 14.1.7 by expending the Environmental Liabilities Amount on such response and remediation action (such expenses to be verified by Seller by delivery by Seller to Buyer of a reasonably detailed statement setting forth such expenses), or paying to Buyer the Environmental Liabilities Amount, Buyer shall sign and deliver to Seller at the Closing a release of Seller from any further liability to Buyer for such remediation and shall indemnify Seller against any liability for such Environmental Liabilities or Environmental Requirements.
        (d) If Seller elects to cause the Company to respond to and fully remediate Environmental Liabilities based upon Existing Environmental Requirements pursuant to Section 14.1.7(b)(i) or (c)(ii), and such response and remediation has not been completed by the date scheduled for Closing, the parties on or prior to Closing shall enter into an Environmental Remediation Agreement in form and substance reasonably satisfactory to the parties and proceed to Closing; provided, however, that in the case of response and remediation under Section 14.1.7(b)(i), Buyer may elect to postpone the Closing until sufficient response and remediation has been completed so that the remaining response and remediation is equal to or less than the Environmental Liabilities Amount.
    14.2  Environmental Indemnification.
    14.2.1 Sole Remedy and Release. It is the intent of the parties that the indemnification provided under this Section 14.2 shall be the sole remedy for allocating responsibility regarding environmental matters related to the sale contemplated by this Agreement, the Company, the Business and the Property of which Buyer does not receive notice prior to the Closing (either from Seller in Schedule 14.3 or pursuant to notice given pursuant to Section
17.1 or in any written communication made to Buyer from Buyer's environmental consultants (collectively the "Known Environmental Matters")). Except as expressly provided in this Section 14.2, at Closing each party, for itself and its successors and assigns, by virtue of consummating the sale contemplated by this Agreement and without further action on the part of such party, shall waive and release the other party from any and all liability under any other cause of action at law or in equity concerning the Known Environmental Matters, whether raised pursuant to (i) Environmental Requirements, (ii) any other applicable federal, state or local statute, ordinance, rule or regulation, or (iii) common law.
    14.2.2  Indemnification.  Subject to the provisions of Sections 14.2.3,
14.2.4 and 14.2.5, Seller agrees to indemnify and hold harmless Buyer, its Affiliates (including the Company after the Effective Date) and their respective officers, directors, employees, agents, successors and assigns from and against any and all Environmental Liabilities under Existing Environmental Requirements arising from acts or omissions occurring with respect to, or from the use or ownership of, or any condition or circumstance relating to, the Company or the Property that occurred or arose prior to or on the Effective Date. The foregoing indemnity in this Section 14.2.2 shall only apply to matters that do not constitute Known Environmental Matters (such matters being referred to as the "Unknown Environmental Matters").
Such indemnification under this Section 14.2.2 shall be provided only for claims for Unknown Environmental Matters noticed to the other party pursuant to the procedures of Section 14.2.3, within eighteen (18) months after the Effective Date. Subject to the provisions of Sections 14.2.3 and 14.2.4, Buyer agrees to indemnify and hold harmless Seller, its Affiliates and their respective officers, directors, employees, agents, successors and assigns from and against any and all Environmental Liabilities, with respect to any Environmental Requirements in existence now or hereafter in effect, arising from acts or omissions occurring after the Effective Date, or from the use or ownership of the Property after the Effective Date, or any condition or circumstance relating to the Company, the Property or the Business that occurred or arose after the Effective Date on the Property or in connection with the Company or the operation of the Business after the Effective Date.
    14.2.3 Notice. A party seeking indemnification under this Section 14.2 must give written notice to the other party, including information sufficient to inform the other party of, and allow such other party to confirm the nature of, the claim and any activities required to address the claim, in sufficient detail for the indemnifying party to confirm that all costs incurred or to be incurred by the party to be indemnified under this Section
14.2 are required by Environmental Requirements, as applicable to Buyer, and Existing Environmental Requirements, as applicable to Seller, and are reasonable and cost-effective. If the indemnifying party disagrees with the party to be indemnified as to the necessity of costs or the reasonableness or cost-effectiveness of the remediation method selected, the parties shall negotiate in good faith to achieve at a mutually satisfactory solution. If the parties cannot agree as to costs or methods of remediation, the matter shall be resolved in accordance with Article 16.
    14.2.4 Actual Damages. Any indemnifiable claim under this Section 14.2 shall not include incidental or consequential damages except to the extent such damages have been recovered by a third person and are the subject of a Third Party claim for which indemnification is available under the express terms of this Article 14. Any indemnifiable claim under this Section 14.2 shall be reduced to account for any insurance, storage tank fund, or other proceeds received by the party to be indemnified, as a result of the indemnifiable losses involved. The parties agree to take all reasonable steps to mitigate any indemnifiable claim under this Section 14.2, including complying with any registration and reporting requirements necessary to qualify for reimbursement from any storage tank fund.
    14.2.5 Limitations on Indemnification. Notwithstanding any other provision of this Agreement, this Article 14, or any applicable law, the indemnification obligations of Seller under this Section 14.2 shall not exceed the aggregate amount of Two Million Twenty Eight Thousand Seven Hundred Eighty Seven Dollars ($2,028,787.00).
    14.2.6 Adjustments to Purchase Price. Payments made under this Article 14 shall be treated by Buyer and Seller as purchase price adjustments, and Buyer and Seller shall file all Tax Returns consistent with such treatment. Notwithstanding anything to the contrary contained herein, Buyer shall not be indemnified or reimbursed for any adjustment to the basis of any asset resulting from an adjustment to the purchase price or any additional or reduced taxes resulting from any such basis adjustment.
                          ARTICLE 15. TERMINATION
    15.1 Termination Rights. This Agreement may be terminated at any time prior to the Closing Date:
        (a) at any time by mutual written consent of the parties;
        (b) by Seller or Buyer, as applicable, if there has been a material breach on the part of the other party of its respective representations, warranties or covenants set forth in this Agreement; provided, however, that a party shall not be entitled to exercise its right of termination under this subsection (b) if the breach is capable of being cured to the non-breaching party's reasonable satisfaction and the breaching party is proceeding diligently with its best efforts to effect such cure.
        (c)  by Buyer, pursuant to Section 11.20 (Delivery of Schedules);
        (d)  by Buyer and Seller, as the result of Section 14.1.7(a);
        (e)  by Buyer or Seller, pursuant to Section 11.9;
        (f) by Seller or Buyer, if the Closing shall not have occurred by December 31, 1995 due to no fault or delay attributable to the party seeking termination; provided, however, that a party shall not be entitled to exercise any right of termination pursuant to this subsection (f) if such party shall not have performed diligently and in good faith the obligations required to be performed by such party hereunder prior to the date of termination;
        (g) by Buyer if a Governmental Authority, the approval of which is a condition to Buyer's obligations under Section 7.1, has provided written notice that it shall not consent to or approve the transactions contemplated hereby; or
        (h) by Seller, if a Governmental Authority, the approval of which is a condition to Seller's obligations under Section 7.2, has provided written notice that it shall not consent to or approve the transactions contemplated hereby.
    15.2   Effect of Termination.
        (a)    If this Agreement is terminated pursuant to Section 15. 1 (a),
(c), (d), (e), (f), (g) or (h), this Agreement shall be of no further force and effect and there shall be no further liability hereunder on the part of either party or its Affiliates, directors, officers, shareholders, agents or other representatives.
        (b) A party's exercise of its right of termination under Section 15.1(b) shall not constitute a waiver of its rights to recover damages, whether pursuant to breach of contract or in tort, or other remedies available at law or in equity, from the other party as a result of the other party's breach of this Agreement.
        (c) Notwithstanding anything to the contrary contained herein, the provisions of this Section 15.2 and of Sections 17.1, 17.2, 17.3, 17.8, 17.11, 17.13, 17.14 and Article 16 shall survive any termination of this Agreement.
                      ARTICLE 16.  DISPUTE RESOLUTION
    16.1 Exclusive Remedy. Subject to Section 16.5, the parties agree to resolve disputes arising out of this Agreement without litigation. Accordingly, except as provided in Section 16.5, or in the case of a suit to compel compliance with this dispute resolution process, the parties agree to use the following alternative dispute resolution procedure as their sole remedy with respect to any controversy or claim arising out of or relating to this Agreement or its breach.
    16.2 Dispute Resolution Process. At the written request of a party, each party shall appoint a knowledgeable, responsible representative to meet and negotiate in good faith to resolve any dispute arising under this Agreement. The discussions shall be left to the discretion of the representatives. Upon agreement, the representatives may utilize other alternative dispute resolution procedures such as mediation to assist in the negotiations. Discussions and correspondence among the parties' representatives for purposes of these negotiations shall be treated as confidential information developed for purposes of settlement, exempt from discovery and production, and without the concurrence of both parties shall not be admissible in the arbitration described below or in any lawsuit. Documents identified in or provided with such communications, which are not prepared for purposes of the negotiations, are not so exempted and may, if otherwise admissible, be admitted in evidence in the arbitration.
    16.3 Arbitration. Subject to Section 16.5, if negotiations between the representatives of the parties do not resolve the dispute within sixty (60) days of the initial written request, the dispute shall be submitted to binding arbitration by a single arbitrator pursuant to the Commercial Arbitration Rules of the American Arbitration Association. Either party may demand such arbitration in accordance with the procedures set out in those rules. The arbitration hearing shall be commenced within sixty (60) days of the demand for arbitration and the arbitration shall be held in a mutually agreeable location. The arbitrator shall control the scheduling (so as to process the matter expeditiously) and any discovery. The parties may submit written briefs. The arbitrator shall rule on the dispute by issuing a written opinion within thirty (30) days after the close of hearings. The times specified in this Section 16.3 may be extended upon mutual agreement of the parties or by the arbitrator upon a showing of good cause. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction.
    16.4 Costs and Attorneys' Fees. Each party will bear its own costs and expenses in submitting and presenting its position with respect to any such dispute to the arbitrator, and the fees and expenses of such arbitration procedures, including the fees of the arbitrator will be shared equally by Buyer and Seller, except that a party seeking discovery shall reimburse the responding party the cost of production of documents (including search time and reproduction costs); provided, however, that if the arbitrator determines that the position taken in the dispute by the non-prevailing party taken as a whole is unreasonable, the nonprevailing party will bear all such fees and expenses, and reimburse the prevailing party for all of its reasonable costs and expenses in submitting and presenting its position.
    16.5 Certain Limitations. The provisions of this Article 16 with respect to the resolution of disputes without litigation shall not apply to any dispute, controversy or claim arising out of the provisions of Section 11.1, or the Confidentiality Agreement, or to a party's seeking to proceed under Section 17.14, it being understood and agreed that in the event of a breach by either party of the provisions of Section 11.1, or the Confidentiality Agreement, or in the event that a party seeks to proceed under Section 17.14, the non-defaulting party shall be entitled to proceed to protect and enforce its rights by an action at law, a suit in equity or other appropriate proceeding, whether for specific enforcement of any agreement contained in Section 11.1, or the Confidentiality Agreement or in aid of the exercise of any power granted by Section 11.1, 17.14 or the Confidentiality Agreement or by law or otherwise.
                        ARTICLE 17.  MISCELLANEOUS
    17.1 Notices. All notices, consents and other communications required or permitted hereunder shall be in writing and, unless otherwise provided in this Agreement, will be deemed to have been given when delivered in person or dispatched by electronic facsimile transfer (confirmed in writing by certified mail, concurrently dispatched) or one business day after having been dispatched for next-day delivery by a nationally recognized overnight courier service to the appropriate party at the address specified below:
        (a)  If to Buyer, to:
                Mr. Donald K. Roberton
                Vice President-Telecommunications
                Citizens Utilities Company
                High Ridge Park
                Stamford, CT 06905
                Facsimile No.:  203/329-4627

                    and

                L. Russell Mitten, II, Esq.
                Vice President-General Counsel
                Citizens Utilities Company
                High Ridge Park
                Stamford, CT 06905
                Facsimile No.:  203/329-4651

            with a copy to:

                Jeffry L. Hardin, Esq.
                Fleischman and Walsh, L.L.P.
                1400 Sixteenth Street, N.W.
                Washington, D.C. 20036
                Facsimile No.:  202/745-0916

        (b)    If to Seller to:

                ALLTEL Corporation
                One Allied Drive
                Little Rock, AR 72203
                Attn:  President
                Facsimile No.:  501/661-0962

            with a copy to:

                ALLTEL Corporation
                One Allied Drive
                Little Rock, AR  72203
                Attn:  General Counsel
                Facsimile No.:  501/661-0962

or to such other persons or address or addresses as any such party may from time to time designate for itself by like notice.
    17.2 Press Releases. The parties shall consult with each other in preparing any press release, public announcement, news media response or other forth of release of information concerning this Agreement or the transactions contemplated hereby that is intended to provide such information to the news media or the public (a "Press Release"). Neither party shall issue or cause the publication of any such Press Release without the prior written consent of the other party; provided, however, that nothing herein will prohibit either party from issuing or causing publication of any such Press Release to the extent that such action is required by applicable Law or the rules of any national stock exchange applicable to such party or its Affiliates, in which case the party wishing to make such disclosure will, if practicable under the circumstances, notify the other party of the proposed time of issuance of such Press Release and consult with and allow the other party reasonable time to comment on such Press Release in advance of its issuance.
    17.3 Expenses. Except as otherwise expressly provided herein, each party will pay any expenses (including, without limitation, attorneys' fees) incurred by it incident to this Agreement and in consummating the transactions provided for herein. All regulatory filing fees required pursuant to Sections 5.1, 5.4 and 5.5 shall be split equally between the parties. Each party will pay the appropriate costs and filing fees relating to any other applications required to be filed by such party.
    17.4 Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Buyer may not assign or delegate any of its rights or duties hereunder without the prior written consent of the Seller; provided that Buyer may assign or delegate its rights and obligations under this Agreement without the prior written consent of Seller, to any directly or indirectly wholly owned subsidiary of Buyer provided such subsidiary assumes in writing all of the duties and obligations of Buyer hereunder, but no such assignment and assumption shall in any way operate to enlarge, alter or change any obligation of or due to Seller or relieve Buyer of its obligations hereunder and provided that Buyer agrees to cause such subsidiary to perform each of its agreements and covenants herein, and shall be jointly and severally liable for any non-performance thereof. Seller may not assign or delegate any of its rights or duties hereunder without the prior written consent of the Buyer. Upon the sale, assignment or transfer by Buyer of the Company, the Business or the Property to a non-Affiliate of Buyer not in the ordinary course of business of Buyer, Seller's representations and warranties and indemnification obligation for breach thereof shall terminate. Any assignment made in violation of the foregoing provisions shall be void.
    17.5 Amendments. This Agreement may be amended or modified only by a subsequent writing signed by authorized representatives of both parties.
    17.6 Captions. The captions set forth in this Agreement are for convenience only and shall not be considered as part of this Agreement, nor as in any way limiting or amplifying the terms and provisions hereof.
    17.7 Entire Agreement. The term "this Agreement" shall mean collectively this document, the Schedules hereto, any agreements expressly incorporated herein, and the Confidentiality Agreement. This Agreement supersedes and revokes any prior discussions and representations, other agreements, commitments, arrangements or understandings of any sort whatsoever, whether oral or written, that may have been made or entered into by the parties relating to the matters contemplated hereby. This Agreement constitutes the entire agreement by and among the parties, and there are no representations, warranties, agreements, commitments, arrangements or understandings except as expressly set forth herein.
    17.8 Waiver. Except as otherwise expressly provided in this Agreement, neither the failure nor any delay on the part of any party to exercise any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise or waiver of any such right, power or privilege preclude any other or further exercise thereof, or the exercise of any other right, power or privilege available to each party at law or in equity.
    17.9 Third Parties. Except as expressly provided herein, nothing contained in this Agreement is intended to confer upon any person, other than the parties and their successors and permitted assigns, any rights or remedies under or by reason of this Agreement.
    17.10 Counterparts. This Agreement may be executed in two or more counterparts, any or all of which shall constitute one and the same instrument.
    17.11 Governing Law. This Agreement shall in all respects be governed by and construed in accordance with the internal laws of the State of Delaware (except that no effect shall be given to any conflicts of law principles of the State of Delaware that would require the application of the laws of any other jurisdiction). In accordance with Title 6, Section 2708 of the Delaware Code Annotated, the parties agree to the jurisdiction of the courts of Delaware and to be served with legal process from any of such courts.
    17.12 Further Assurances. From time to time, as and when requested by one of the parties, the other party will execute and deliver, or cause to be executed and delivered, all such documents and instruments as may be reasonably necessary to consummate and make effective the transactions contemplated by this Agreement.
    17.13  Certain Interpretive Matters and Definitions.
        (a) Unless the context otherwise requires, (i) all references to Sections, Articles or Schedules are to Sections, Articles or Schedules of or to this Agreement, (ii) each term defined in this Agreement has the meaning so assigned to it, (iii) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP, (iii) all references to the "knowledge of a party" will be deemed to refer to the actual knowledge of the Executive Officers of the party after reasonable investigation, and (iv) all references to a party's "best efforts" and references of like import will be deemed to refer to the best efforts of such party in accordance with reasonable commercial practice and without the incurrence of unreasonable expense.
        (b) No provision of this Agreement will be interpreted in favor of, or against, either of the parties by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft of such provision or of this Agreement.
    17.14 Specific Performance. In addition to all other rights and remedies available at law or in equity, any party hereto may pursue, to the fullest extent available, the remedy of specific performance in order to compel the other party to close pursuant to Article 8.

    IN WITNESS WHEREOF, the parties, acting through their duly authorized agents, have caused this Agreement to be duly executed and delivered as of the date first above written.
                                    ALLTEL CORPORATION:



                                    By:      /s/ Max E. Bobbitt
                                             ------------------
                                    Name:    Max E. Bobbitt
                                    Title:   President and
                                             Chief Operating Officer


                        CITIZENS UTILITIES COMPANY:



                                    By:      /s/ Leonard Tow
                                             ---------------
                                    Name:    Leonard Tow
                                    Title:   Chairman of the Board and
                              Chief Executive Officer